                                                                    EXHIBIT 99.4


             Appraisal Report of Feldman Financial Advisors, Inc.

================================================================================








                          Security Federal Savings Bank
                             McMinnville, Tennessee

                      Conversion Valuation Appraisal Report

                           Valued as of March 14, 1997

                                   Prepared By

                        Feldman Financial Advisors, Inc.
                                Washington, D.C.







================================================================================

March 14, 1997

Board of Directors
Security Federal Savings Bank
 of McMinnville, TN
306 West Main Street
McMinnville, Tennessee  37110

Gentlemen:

            At your request, we have completed and provide an independent appraisal of the estimated pro forma market value of Security Federal Savings Bank of McMinnville, TN ("Security Federal" or the "Bank") in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank's capital stock to Security Bancorp, Inc. (the "Holding Company"), and the offering of shares of common stock of the Holding Company (collectively referred to herein as the "Conversion"). This appraisal report is furnished pursuant to the Bank's regulatory filing of the Application for Approval of Conversion ("Form AC") with the Office of Thrift Supervision ("OTS").

            The valuation is prepared utilizing the guidelines for the valuation of mutual to stock conversions issued by the OTS. These guidelines require, among other things, that the appraiser consider the impact of the Conversion on the financial condition of the Bank, the trading valuation characteristics of comparable institutions, recent conversion offerings, acquisitions in the Bank's market area, and the likely trading price of the newly issued stock.

            Feldman Financial Advisors, Inc. ("Feldman Financial") is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I.

            In preparing our appraisal, we conducted an analysis of the Bank that included discussions with the Bank's management, the Bank's independent accountants, Housholder, Artman and Associates, P.C., the Bank's legal counsel, Breyer & Aguggia, and the Bank's offering manager, Trident Securities, Inc. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

            We also reviewed, among other factors, the economy in the Bank's primary market area and compared the Bank's financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

Board of Directors
Security Federal Savings Bank
March 14, 1997
Page Two

            Our appraisal is based on the Bank's representation that the information contained in the Form AC and additional evidence furnished to us by the Bank and its independent accountants are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

            It is our opinion that, as of March 14, 1997, the estimated pro forma market value of the Bank was $3,300,000. The resulting valuation range was $2,805,000 at the minimum to $3,795,000 at the maximum, based on a range of 15 percent below and above the midpoint valuation. Assuming an additional 15 percent increase above the current maximum valuation would result in an adjusted maximum of $4,364,250.

            Our valuation is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

            The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the Conversion value of the
            Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

                                             Respectfully,

                                             Feldman Financial Advisors, Inc.


                                             By:/s/ Trent R. Feldman
                                                ---------------------------
                                                  Trent R. Feldman
                                                  President

                                TABLE OF CONTENTS

    TAB                                                                     PAGE
    ---                                                                     ----
           INTRODUCTION ..................................................    1

     I.    Chapter One - BUSINESS OF SECURITY FEDERAL
           General........................................................    4
           Financial Condition ...........................................    8
           Income and Expense Trends .....................................   14
           Asset and Liability Management ................................   18
           Asset Quality .................................................   20
           Properties.....................................................   23
           Market Area ...................................................   24
           Summary .......................................................   26

     II.   Chapter Two - COMPARISONS WITH PUBLICLY HELD THRIFTS
           General .......................................................   29
           Selection Criteria ............................................   30
           Recent Financial Comparisons ..................................   33

     III.  Chapter Three - MARKET VALUE ADJUSTMENTS
           Earnings Prospects ............................................   45
           Market Area ...................................................   46
           Management ....................................................   46
           Dividend Policy ...............................................   47
           Liquidity of the Issue ........................................   47
           Subscription Interest .........................................   48
           Stock Market Conditions .......................................   49
           Recent Acquisition Activity ...................................   53
           New Issue Discount ............................................   55
           Adjustments Conclusion ........................................   58
           Valuation Approach ............................................   59
           Valuation Conclusion ..........................................   62

      IV.  Appendix - EXHIBITS
           I            Background of Feldman Financial Advisors, Inc.....  I-1
           II-1         Statement of Financial Condition.................. II-1
           II-2         Statement of Income............................... II-2
           II-3         Loan Portfolio Composition........................ II-3
           II-4         Net Lending Activity.............................. II-4
           II-5         Investment Securities Portfolio................... II-5
           II-6         Deposit Account Distribution...................... II-6
           II-7         Short-term Borrowing Activity..................... II-7
           III          Financial and Market Data for All Public Thrifts..III-1
           IV-1         Pro Forma Conversion Assumptions.................. IV-1

    IV-2   Pro Forma Valuation Range....................................... IV-2
    IV-3   Pro Forma Conversion Analysis................................... IV-3

                                TABLE OF CONTENTS

    TAB                                                                     PAGE
    ---                                                                     ----
    I.     Chapter One - BUSINESS OF SECURITY FEDERAL

           Table 1  -  Selected Financial Condition Data ..................   8
           Table 2  -  Relative Balance Sheet Concentrations ..............   9
           Table 3  -  Income Statement Summary............................  14
           Table 4  -  Income and Expense Ratios...........................  15
           Table 5  -  Yield and Cost Summary .............................  16
           Table 6  -  Change in Net Portfolio Value.......................  19
           Table 7  -  Nonperforming Asset Summary ........................  21
           Table 8  -  Allowance for Loan Losses Summary ..................  22
           Table 9  -  Key Economic Indicators.............................  26
           Table 10 -  Deposit Trends for McMinnville and Warren County....  27
           Table 11 -  Deposit Market Share for Warren County..............  27


    II.    Chapter Two - COMPARISONS WITH PUBLICLY HELD THRIFTS

           Table 12 -  Comparative Group Operating Summary.................  32
           Table 13 -  Key Financial Comparisons...........................  34
           Table 14 -  General Financial Performance Rations...............  39
           Table 15 -  Income and Expense Analysis.........................  40
           Table 16 -  Yield-Cost Structure and Growth Rates...............  41
           Table 17 -  Balance Sheet Composition...........................  42
           Table 18 -  Regulatory Capital and Credit Risk Ratios...........  43


     III.  Chapter Three - MARKET VALUE ADJUSTMENTS

           Table 19 -  Comparative Stock Market Performance................  50
           Table 20 -  Selected Interest Rate Benchmarks...................  52
           Table 21 -  Acquisition Summary of Tennessee Institutions.......  54
           Table 22 -  Recent Summary of Standard Thrift Conversions.......  56
           Table 23 -  Comparative Valuation Analysis .....................  60
           Table 24 -  Comparative Discount and Premium Analysis...........  61

                                  INTRODUCTION

            As requested, Feldman Financial Advisors, Inc. ("Feldman Financial") has prepared an independent appraisal of the estimated pro forma market value of Security Federal Savings Bank ("Security Federal" or the "Bank") in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank's capital stock to Security Bancorp, Inc. (the "Holding Company"), and the offering of shares of common stock of the Holding Company (collectively referred to herein as the "Conversion"). This appraisal report is furnished pursuant to the Bank's regulatory filing of the Application for Approval of Conversion ("Form AC") with the Office of Thrift Supervision ("OTS").

            In the course of preparing this appraisal report, we reviewed and discussed with the Bank's management, and with the Bank's independent accountants, Housholder, Artman and Associates, P.C., the audited financial statements of the Bank's operations for the years ended December 31, 1995 and 1996. We also discussed the Conversion with the Bank's legal counsel, Breyer & Aguggia, and with the Bank's offering manager, Trident Securities, Inc. We also reviewed and discussed with management other financial matters of the Bank.

            Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank's relative strengths and weaknesses.

            We examined and compared the Bank's financial performance with selected segments of the thrift industry and selected publicly traded savings institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank's operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

            In preparing our valuation, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

            Our valuation is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such valuation is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

            The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Conversion valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

                         I. BUSINESS OF SECURITY FEDERAL

                                     General

            Security Federal is a federally-chartered mutual savings bank located in McMinnville, Tennessee. The Bank was founded in 1960 as a federally-chartered mutual savings and loan association. Security Federal adopted a federal mutual savings bank charter in January 1995 and changed its name to its current title. The Bank is subject to regulation by the Office of Thrift Supervision ("OTS"), its primary federal regulator, and the Federal Deposit Insurance Corporation ("FDIC"), the insurer of its deposits through the Savings Association Insurance Fund ("SAIF"). The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. As of December 31, 1996, Security Federal had total assets of $44.1 million, total deposits of $35.8 million, and total equity of $2.5 million or 5.55% of total assets. The Bank exceeded all regulatory capital requirements as of December 31, 1996 with tangible and core capital ratios of 5.22% and a risk-based capital ratio of 9.87%.

            Security Federal is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using those funds to originate residential mortgage loans in its primary market area. The Bank considers Warren County and contiguous counties as its primary market area. Warren County, where McMinnville is located, had an estimated population of 35,437 in 1996. McMinnville, known as the "Plant Nursery Capital of the World," is located in the middle of Tennessee on the Highland Rim of the Cumberland Mountains midway between Chattanooga and Nashville.

            The Bank has traditionally concentrated its lending activities on conventional first mortgage loans on one- to four-family residential properties, with such loans amounting to $24.7 million or 65.0% of total loans at December 31, 1996. During 1996, Security Federal began to actively originate commercial mortgages, construction loans, acquisition and development loans, commercial business loans, and consumer loans. The Bank hired an experienced commercial loan officer in February 1996 to supervise the expansion of lending in these areas. Between year-end 1995 and 1996, construction loans increased by $2.3 million, commercial business loans by $1.6 million, commercial mortgage loans by $2.1 million, acquisition and development loans by $156,000, and consumer loans by $913,000. At December 31, 1996, these nonresidential loans totaled $13.3 million or 35.0% of the Bank's overall loan portfolio, as compared to $6.2 million or 23.4% at December 31, 1995. While these loan types generally provide greater yields than permanent residential mortgage loans, they typically involve a significantly higher degree of credit risk.

            The Bank conducts operations from its main office and a recently opened branch office, both of which are located in McMinnville. Security Federal plans to continue to seek profitable business opportunities brought about by the addition of an experienced commercial loan officer, a stable local economy, and a visible marketing campaign. In conjunction with these efforts, Security Federal seeks to expand its retail customer base through its new branch office, recently added automated teller machine ("ATM") services, and increased marketing of checking accounts, consumer loans, and commercial loans. To better position its competitive marketing efforts directed at these and other expanded types of products and services, Security Federal plans to change its organization charter from a savings bank to a commercial bank following the completion of the Conversion.

            The Bank offers both fixed-rate and adjustable-rate residential mortgages. The Bank generally sells its newly-originated conventional fixed-rate mortgages to government-sponsored agencies such as the Federal Home Loan Mortgage Corporation ("FHLMC"), with servicing retained by the Bank. Mortgage loans serviced for FHLMC totaled $8.2 million as of year-end 1996. Fixed-rate loans composed 35.7% of the Bank's residential mortgage loan portfolio, while adjustable-rate loans accounted for 64.3% at December 31, 1996.

            The Bank's primary deposit gathering and loan origination activities are concentrated around its primary market area, which includes Warren County and adjacent counties. The Bank attracts loans through its branch offices and by advertising within its market area and does not utilize any outside originators. The Bank's operations are almost exclusively confined to the local market. The Bank's market area has experienced steady economic growth during recent years and it is generally anticipated that the market area will continue to experience relatively stable growth in the near term.

            The credit quality of the Bank's loan portfolio is generally excellent with nonperforming loans measuring only 0.13% of total loans at December 31, 1996. The Bank's allowance for loan losses totaled $284,000 at year-end 1996, representing 0.77% of gross total loans and 604% of nonperforming loans. Management of the Bank recognizes the higher credit risks associated with its recently expanded construction, commercial, and consumer lending activities. The Bank believes that its underwriting policies and credit monitoring systems will reduce the risks inherent in these portfolios. Management intends to continuously evaluate the allowance for loan losses to assure that general and specific reserves adequately cover known and potential credit risks.

            The Bank's return on average assets improved steadily from 1992 to 1995, when it realized earnings of 0.90% in relation to average assets. The Bank's return on average assets declined to 0.34% in 1996, partially due to the one-time assessment levied by the FDIC on all SAIF-insured institutions to recapitalize the SAIF. Excluding this assessment of $119,000 after taxes, the Bank's net income for 1996 would have been $258,000 or 0.64% of average assets. The Bank's loan loss provision was increased in 1996 and other operating expenses were also higher as a result of the hiring of additional personnel to support the Bank's expanded lending programs.

            The Bank believes the Conversion will facilitate its ability to meet its strategic goals and objectives. The Conversion is intended to: (1) provide increased capital to support expansion of the Bank's operations; (2) provide future access to capital markets; (3) enhance the offering of financial products and services to customers; (4) help the Bank maintain a favorable competitive position relative to its immediate competitors; and (5) afford the Bank's depositors and others to become stockholders of the Holding Company and thereby participate more directly in the future performance of the Bank.

            The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in Security Federal's economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank's statements of financial condition at December 31, 1995 and 1996. Exhibit II-2 presents the Bank's statements of income for the years ended December 31, 1995 and 1996.

                              Financial Condition

            Shown in Table 1 are selected financial condition data concerning Security Federal's financial position as of year-ends December 31, 1992 through 1996. Table 2 displays relative balance sheet concentrations for the Bank over the same period.

                                    Table 1
                       Selected Financial Condition Data
                        As of December 31, 1992 to 1996
                            (Dollars in Thousands)

================================================================================
                                                   December 31,
                               ----------------------------------------------
                                  1996     1995     1994      1993     1992
--------------------------------------------------------------------------------
     Total Assets               $44,121  $36,065  $30,885   $30,081  $30,116
     Cash and Investments         5,671    7,808    8,167     9,553    7,979
     Loans Receivable, net       36,667   26,984   21,888    19,722   20,829
     Deposits                    35,790   32,398   28,112    28,197   28,379
     FHLB Advances                5,500    1,000       --        --       --
     Equity                       2,450    2,284    1,922     1,665    1,516
================================================================================

Asset Composition
-----------------

            Security Federal's asset growth was relatively flat between 1992 and 1994, before increasing by 16.8% in 1995 and 22.3% in 1996. The growth over the past two years was fueled by increased lending activity. Net loans increased by $5.1 million in 1995 and $9.7 million in 1996. The ratio of loans to deposits has increased substantially from 69.9% at year-end 1992 to 102.5% at year-end 1996. Residential mortgage loans continue to represent the predominant component of the Bank's loan portfolio, but their concentration has declined over the past two years. As the total concentration of loans increased, the proportion of cash and securities decreased. On the liability side, the recent asset expansion was supported by the addition of deposits and FHLB borrowings.

                                    Table 2
                     Relative Balance Sheet Concentrations
                        As of December 31, 1992 to 1996
                           (Percent of Total Assets)

================================================================================
                                                As of December 31,
                                -----------------------------------------------
                                  1996     1995      1994      1993      1992
--------------------------------------------------------------------------------
  Assets
  ------
  Cash and securities             12.9      21.7     26.4      31.7      26.5
  Loans receivable, net           83.1      74.8     70.9      65.6      69.2
  Other assets                     4.0       3.5      2.7       2.7       4.3
                                 -----     -----     -----    -----     -----
   Total assets                  100.0     100.0     100.0    100.0     100.0
                                 =====     =====     =====    =====     =====

  Liabilities and Equity
  ----------------------
  Deposits                        81.0      89.8      91.0     93.8      94.2
  FHLB advances                   12.5       2.0       0.0      0.0       0.0
  Other liabilities                0.9       1.1       2.8      0.7       0.8
  Equity                           5.6       6.3       6.2      5.5       5.0
                                 -----     -----     -----    -----     -----
   Total liabilities and equity  100.0     100.0     100.0    100.0     100.0
                                 =====     =====     =====    =====     =====
================================================================================

            At December 31, 1996, the Bank's total loans were 83.1% of assets, or $36.7 million. Exhibit II-3 presents the composition of the Bank's loan portfolio. Approximately 65.0% of the portfolio consisted of residential mortgages, which are secured substantially by properties located in Warren County and contiguous counties. Residential mortgage originations rose from $8.4 million in 1995 to $12.5 million in 1996. The Bank generally sells all fixed-rate conventional mortgage loans to FHLMC, servicing retained. Adjustable-rate mortgage loans are generally retained in portfolio to help reduce the Bank's exposure to interest rate changes. The Bank also originates residential mortgages under Federal Housing Administration ("FHA") and Veterans Administration ("VA") programs, and the Tennessee Housing and Development Agency. These loans are generally sold to private investors, servicing released.

            At December 31, 1996, construction loans amounted to $4.0 million or 10.4% of total loans, substantially all of which were secured by residential properties in the Bank's local market area. The Bank makes construction loans for a term of up to 12 months and at variable interest rates based on the prime rate. At December 31, 1996, the largest construction loan outstanding to any builder was $159,000. The Bank has attempted to minimize the risks associated with construction lending by limiting such loans primarily for residential purposes and limiting its speculative loans to a small number of well-known local builders.

            Commercial real estate loans totaled $3.4 million or 8.9% of total loans as of year-end 1996. These loans are secured by nurseries, churches, professional offices and other non-residential properties located within the Bank's primary market area. Commercial real estate loans are generally structured as balloon loans with a term of one to five years based on an amortization schedule of up to 20 years, with variable rates of interest tied to the prime rate. At year-end 1996, the Bank's largest outstanding commercial real estate loan was a $200,000 loan secured by local commercial property and, as secondary collateral, business equipment.

            Security Federal had two acquisition and development loans with aggregate commitments of $600,000 and outstanding balances of $156,000 or 0.4% of total loans at December 31, 1996. The Bank originates such loans for the purpose of developing land for sale for residential housing construction. These loans are usually repaid through the sale of the developed land to a home builder. At year-end 1996, the largest outstanding acquisition and development loan had an outstanding balance of $156,000 and was performing according to its terms.

            Commercial business loans amounted to $2.3 million or 6.0% of total loans at year-end 1996. Commercial business loans generally include equipment loans with term ranging up to 15 years and working capital lines of credit secured by inventory and accounts receivable. Commercial business loans are generally made in amounts up to $300,000. At December 31, 1996, the largest commercial business loan had an outstanding balance of $259,000, was secured by business equipment, and was performing according to its terms.

            Consumer loans totaled $3.5 million or 9.3% of total loans at year-end 1996. The majority of such loans originated thus far by the Bank have been made to its existing customers. However, the Bank plans to expand its marketing efforts beyond its current customer base to other prospective borrowers within its primary market area. The largest category of the Bank's consumer loan portfolio is automobile loans. The Bank does not engage in indirect automobile lending through automobile dealers. Security Federal also makes unsecured personal loans along with home equity and second mortgage loans.

            The Bank increased total loan originations from $14.8 million in 1995 to $28.0 million in 1996, as shown in Exhibit II-4. The increased loan activity was experienced in all loan categories. Corresponding to the higher mortgage production volume, loan sales increased from $4.1 million to $5.7 million. Relative to other traditional thrifts, the Bank has increased its credit risk exposure by significantly increasing construction and non-residential lending activities. These loans have been originated recently during a period of low interest rates and favorable local economic conditions. In addition to the unseasoned nature of these loans, such forms of lending generally involve a greater risk of loss than residential mortgages due to the larger balances associated with commercial-related loans.

            The Bank is required under federal regulations to maintain a minimum amount of liquid assets. At year-end 1996, the Bank's regulatory liquidity of 9.2% exceeded the 5.0% required by OTS regulations. The Bank uses investment securities to provide liquidity for funding loan originations or deposit withdrawals and to improve the match between the maturities and repricing of its interest-rate sensitive assets and liabilities. As shown in Exhibit II-5, the Bank's securities portfolio amounted to $4.9 million at year-end 1996. Investments consisted of U.S. government and agency obligations, mortgage-backed securities issued by government-sponsored agencies, FHLB stock, and FHLMC stock. As of year-end 1996, the Bank did not hold any instruments considered to be high-risk mortgage securities. An amount of $145,125, representing the net after-tax unrealized appreciation on investment securities classified as available-for-sale, was included as a separate component of the Bank's total equity at December 31, 1996.

Liability Composition
---------------------
            Deposits and loan repayments are the major sources of the Bank's funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Bank's deposit base at December 31, 1996. Total deposits increased by a compound annual rate of 12.8% between year-ends 1994 and 1996. The $7.7 million increase in deposits during this period helped to fund loan growth. Certificates of deposit composed the largest category of the Bank's deposit structure, amounting to $27.9 million or 77.9% of total deposits at year-end 1996. Passbook savings accounts totaled $4.5 million or 12.5% of total deposits, followed by noninterest-bearing demand accounts at $1.7 million or 4.8%, and NOW accounts at $1.6 million or 4.4%.

            The Bank has recently placed emphasis on growing its transaction account base. The balances of demand, NOW, and money market accounts nearly doubled from $1.8 million at year-end 1995 to $3.4 million at year-end 1996. In addition to contributing lower-cost deposits, these transaction accounts are important to attracting commercial customers as prospective depositors and borrowers. The Bank expects that its new branch location in the retail/commercial district of McMinnville, along with the addition of ATM service capability, will allow it to continue to expand its transaction account base.

            Security Federal periodically utilizes advances from the FHLB of Cincinnati to supplement its supply of lendable funds. At year-end 1996, the Bank had $5.5 million of FHLB advances outstanding with a weighted average cost of 6.35% as shown in Exhibit II-7. The weighted average maturity of the outstanding advances was approximately 1.8 months. Borrowings under FHLB advances are typically secured by the Bank's first mortgage loans and FHLB stock. The Bank has increased its level of borrowings in recent years to help fund the increased loan production volume.

Equity Capital
--------------
            The Bank has consistently maintained capital in excess of regulatory requirements. At December 31, 1996, the Bank's total equity of $2.5 million measured 5.55% of total assets. Included in the Bank's total equity at year-end 1996 were net unrealized security gains of $145,125. The Bank's core and tangible capital ratios each were 5.22%, as compared to the regulatory requirements of 1.50% and 3.00%, respectively. The Bank's risk-based capital ratio was 9.87% as of December 31, 1996, as compared to the required ratio of 8.00%.

                           Income and Expense Trends

            Table 3 highlights the main components of the Bank's earnings performance from 1992 to 1996. Table 4 displays the components of income and expense as a percent of average assets. Table 5 displays weighted average yields and costs for the same periods.

                                    Table 3
                           Income Statement Summary
                     Year Ended December 31, 1992 to 1996
                            (Dollars in Thousands)

                                                                   Year Ended December 31,
                                     --------------------------------------------------------------------------------------
                                           1996                1995              1994               1993               1992
                                          -----                ----              ----               ----               ----
Interest income.....................     $3,295              $2,696            $2,175             $2,084             $2,541
Interest expense....................      1,840               1,513             1,178              1,277              1,633
                                      ---------           ---------         ---------          ---------          ---------
Net interest income.................      1,455               1,183               997                807

Provision for loan losses...........        116                  30                30                 55                 40
                                            ---                  --                --                 --                 --
 interest income after provision....      1,339               1,153               967                753                868
Noninterest income..................        158                 125                73                172                194
Noninterest expense (1).............      1,275                 829               731                702                890
                                          -----                 ---               ---                ---                ---
Income before income taxes..........        221                 449               309                222                172
Income tax expense..................         83                 148               108                 73                 61
                                             --                 ---               ---                 --                 --
Net income.......................... $      138          $      301        $      201         $      149         $      111
                                            ===                 ===               ===                ===                ===

--------
(1)    Includes special SAIF assessment of $193,000 before taxes in 1996.

            Net income increased at a compound annual rate of almost 40% between 1992 and 1995. Earnings advanced from $111,000 in 1992 to $301,000 in 1995, driven by increases in net interest income. Reflecting the general decline in market interest rates and the recent origination of higher-yielding loans, the Bank's net interest margin improved in successive years from 1992 to 1996. Net income declined to $138,000 in 1996, largely due to the impact of the special SAIF assessment and higher operating expenses. Core earnings, excluding the SAIF assessment and modest gains, amounted to $257,000 or 0.64% of average assets.

                                    Table 4
                           Income and Expense Ratios
                     Year Ended December 31, 1992 to 1996
                          (Percent of Average Assets)

                                                           Year Ended December 31,
                                    --------------------------------------------------------
                                      1996        1995        1994        1993        1992
                                      ----        ----        ----        ----        ----
Average assets ($mil.)                $40.1       $33.5      $30.5       $30.1        $30.8

Interest income                        8.21        8.05       7.14        6.92         8.24
Interest expense                       4.59        4.52       3.86        4.24         5.30
                                      -----       -----      -----       -----         ----

Net interest income                    3.62        3.53       3.27        2.68         2.94
Provision for loan losses              0.29        0.09       0.10        0.18         0.13
                                      -----       -----      -----       -----         ----

Net interest income after

 provision for loan losses             3.33        3.44       3.17        2.50         2.82

Noninterest income                     0.39        0.37       0.24        0.57         0.63
General & admin. expense               2.70        2.48       2.40        2.33         2.89
Special SAIF assessment                0.48        0.00       0.00        0.00         0.00
                                      -----       -----      -----       -----         ----

Income before taxes                    0.55        1.34       1.01        0.74         0.56
Income tax expense                     0.21        0.44       0.35        0.24         0.20
                                      -----       -----      -----       -----         ----

     Net income                        0.34        0.90       0.66        0.50         0.36
                                      =====       =====      =====       =====         ====


                                    Table 5
                            Yield and Cost Summary
                     Year Ended December 31, 1995 and 1996

                                                           As of                           Year Ended
                                                          Dec. 31,                        December 31,
                                                                                   ----------------------------
                                                           1996                    1996                    1995
                                                           ----                    ----                    ----
Weighted Average Yields
-----------------------
Loans receivable                                            8.60%                   9.06%                   8.78%
Mortgage-backed securities                                  7.18                    7.27                    7.21
Investment securities                                       5.96                    5.63                    6.62
FHLB stock                                                  7.00                    7.07                    6.70
   Total interest-earning assets                            8.34                    8.58                    8.29

Weighted Average Costs
----------------------
Passbook, NOW and money market accounts                     3.05                    3.27                    3.23
Certificates of deposit                                     5.48                    5.37                    5.30
FHLB advances                                               6.35                    5.94                    6.00
   Total interest-bearing liabilities                       5.22                    5.08                    4.94

Net Interest Spread                                         3.12                    3.50                    3.35
Net Interest Margin                                           --                    3.79                    3.64

            Net Interest Income: Net interest income increased by 25.0% from
            -------------------
$1.2 million in 1995 to $1.5 million in 1996. The increase in net interest income reflected the improvement in the net interest margin from 3.64% to 3.79%. The growth in loan balances and increased diversification of loan types were largely responsible for the Bank's higher weighted average yield on earning assets of 8.58% in 1996 versus 8.29% in 1995. The average balance of loans increased from $24.4 million to $31.9 million and the overall loan portfolio yield advanced from 8.78% to 9.06%. The 29 basis point increase in the yield on earning assets exceeded the 14 basis point increase in cost of funds. The Bank's higher cost of funds in 1996 was due in part to an increased utilization of FHLB borrowings.

            Provision for Loan Losses: The Bank increased the provision for loan
            -------------------------
losses from $30,000 in 1995 to $116,000 in 1996. Management deemed the increase in the provision necessary in light of the growth of the loan portfolio, particularly in the areas of nonresidential mortgage loans that are generally considered to have a greater risk of loss than residential mortgages.

            Noninterest Income:  The Bank's noninterest income increased by
            ------------------
26.4% from $125,000 to $158,000. In relation to average assets, noninterest income increased from
37 basis points to 39 basis points. Noninterest income generally comprised loan origination fees, loan servicing income, and service charges on deposits. The increase in noninterest revenue for 1996 resulted primarily from increases in services charges on demand accounts and higher levels of loan fees associated with the increased loan production volume. Gains on sales of securities amounted to modest levels of $3,000 and $2,000 in 1995 and 1996, respectively.

            Other Expenses: Operating expenses increased $829,000 in 1995 to
            --------------
$1.3 million in 1996. As previously noted, the 1996 level of expenses included the one-time special SAIF assessment of $193,000 (before taxes). Excluding this nonrecurring charge, operating expenses increased by 30.6% or $254,000 and the expense ratio increased from 2.48% of average assets in 1995 to 2.70% in 1996. Compensation and benefits increased by $138,000 as a result of the hiring of additional personnel related to the expanded lending activities.

            Income Tax Expense: The Bank's income tax expense declined from
            ------------------
$148,000 to $109,000 due to the decrease in earnings before taxes. The effective tax rate measured 33.0% in 1995 and

37.7% in 1996. The Bank's expected statutory tax rate is 38.0% based on combined federal and state income taxes.

                        Asset and Liability Management

            The Bank's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. The Bank has sought to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between assets and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Bank's assets by originating loans with interest rates subject to periodic adjustment. The increased concentration of shorter-term and variable-rate loans held in the Bank's nonresidential mortgage portfolios has helped to increase the interest rate sensitivity of its asset base. In addition, the Bank's policy of generally selling fixed-rate residential mortgages and retaining adjustable-rate mortgages also helps to mitigate its interest rate risk exposure. The Bank relies on retail deposits as its primary external source of funds. Management believes retail deposits, as compared to brokered deposits, and long-term borrowings reduce the effects of interest rate fluctuations because these deposits and long-term borrowings reduce the effects of interest rate fluctuations since they generally constitute a more stable source of funds.

            The OTS provides a net market value methodology to measure the interest rate risk exposure of thrifts. This exposure is a measure of the potential decline in the net portfolio value ("NPV") of the institution based upon upward or downward movement in interest rates. NPV is computed as the present value of the expected net cash flows from an institution's assets and liabilities. Under proposed OTS regulations, an institution's "normal" level of interest rate risk in the event of a 200 basis point movement in interest rates is a decrease in the institution's NPV is an amount not exceeding 40% of the present value of its assets.

            Utilizing this concept of interest rate risk measurement, Table 6 illustrates the change in the Bank's NPV as of December 31, 1996 based on instantaneous and permanent changes in interest rate levels. An increase in rates of 200 basis points would lower the Bank's NPV by $267,000 or 6.4%, while a decrease of 200 basis points would decrease the Bank's NPV by $190,000 or 4.6%. Based on these evaluations, the Bank's interest rate risk exposure is substantially less than the amount treated as "normal" under the OTS regulations.

                                     Table 6

                         Changes in Net Portfolio Value
                             As of December 31, 1996

                             (Dollars in Thousands)

                                                                   Net Portfolio Value as %
                                Net Portfolio Value               of Portfolio Value of Assets
Basis Point (b.p.)      -----------------------------------       ----------------------------
 Change in Rates        $ Amount    $ Change(1)    % Change       NPV Ratio(2)       Change(3)
-----------------       --------    -----------    --------       ------------       ---------
        400               $3,233       $(920)        (22)%             7.43%         (166) b.p.
        300                3,588        (565)        (14)              8.12           (97) b.p. 200
      3,886                 (267)         (6)        8.68               (41) b.p.
        100                4,088         (65)         (2)               9.02           (7) b.p.
          0                4,153          --           --               9.09           --
       (100)               4,071         (86)         (2)               8.86          (23) b.p.
       (200)               3,963        (190)         (5)               8.58          (51) b.p.
       (300)               3.939        (214)         (5)               8.47          (62) b.p.
       (400)               4,004        (149)         (4)               8.53          (56) b.p.

------------------

(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the portfolio value of total assets.
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

                                 Asset Quality

            While the Bank's loan portfolio is more diversified than the typical small thrift, the Bank's asset quality has remained excellent. Table 7 summarizes the Bank's nonperforming assets as of December 31, 1995 and 1996. The Bank's ratio of delinquent loans to net total loans measured 0.13% at year-end 1996. The ratio of nonperforming assets to total assets was only 0.11% at year-end 1996. The Bank did not have any real estate owned as of December 31, 1996. Classified assets for regulatory purposes totaled $820,000 at year-end 1996 as compared to $855,000 at year-end 1995. Classified assets at year-end 1996 were primarily composed of various residential mortgage loans.

            Because of the recent increases in loan volume, much of the Bank's commercial and consumer-related loan portfolio is relatively unseasoned. The Bank has increased its allowance for loan losses to reflect the increased risks associated with its expanded lending activities. As shown in Table 8, loan loss reserves increased from $188,000 at year-end 1995 to $284,000 at year-end 1996. In relation to gross total loans, the allowance measured 0.69% at year-end 1995 and 0.77% at year-end 1996. Net loan charge-offs totaled $10,000 in 1995 and $20,000 in 1996. On a proportionate basis, the Bank has allocated higher levels of reserves to its commercial and consumer-related loan portfolios.

                                     Table 7

                           Nonperforming Asset Summary
                        As of December 31, 1995 and 1996
                             (Dollars in Thousands)


                                                                 At December 31,
                                                              ---------------------
                                                              1996             1995
                                                              ----             ----
         Loans accounted for on a nonaccrual basis:
              Real estate loans:
              Residential                                      $45             $50
              Construction                                      --              --
              Commercial                                        --              --
              Acquisition and development                       --
                                                               ---             ---
                   Total real estate loans                      45              50

              Commercial business loans                         --              --
              Consumer loans                                    --              --
                                                               ---             ---
                  Total                                         45              50

            Accruing loans past due 90 days or more:
              Real estate loans:
              Residential                                       --              --
              Construction                                      --              --
              Commercial                                        --              --
              Acquisition and development                       --              --
                                                               ---             ---
                  Total real estate loans                       --              --

              Commercial business loans                         --              --
              Consumer loans                                     2              --
                                                               ---             ---
                  Total                                          2              --
                                                               ---             ---

            Total of nonaccrual and 90 days past
             due loans                                          47              50

            Foreclosed property                                 --              --
                                                               ---             ---
                 Total nonperforming assets                    $47             $50
                                                               ===             ===

            Restructured loans                                  --              --

            Loans delinquent 90 days
              or more to net loans                            0.13%           0.19%

            Total loans delinquent 90 days
              or more to total assets                         0.11%           0.14%

            Total nonperforming assets to
             total assets                                     0.11%           0.14%


                                    Table 8

                       Allowance for Loan Losses Summary
                     Year Ended December 31, 1995 and 1996

                            (Dollars in Thousands)


                                                                          Year Ended December 31,
                                                                          ----------------------
                                                                          1996              1995
                                                                          ----              ----
            Allowance at beginning of period                              $188              $168
                                                                           ---               ---

            Provision for loan losses                                      116                30
            Recoveries:
              Real estate loans:
              Residential                                                   --                 4
              Construction                                                  --                --
              Commercial                                                    --                --
              Acquisition and development                                   --                --
                                                                           ---               ---
                  Total real estate loans                                   --                --

              Commercial business loans                                     --                --
              Consumer loans                                                 4                --
                                                                           ---               ---
                  Total recoveries                                           4                 4

            Charge-offs:
              Real estate loans:
              Residential                                                   --                 4
              Construction                                                  --                --
              Commercial                                                    --                 9
              Acquisition and development                                   --
                                                                           ---               ---
                  Total real estate loans                                   --                13

              Commercial business loans                                     --                --
              Consumer loans                                                24                 1
                                                                           ---               ---
                  Total charge-offs                                         24                14
                                                                           ---               ---
                  Net charge-offs                                           20                10
                                                                           ---               ---
                  Balance at end of period                                $284              $188
                                                                           ===               ===

            Ratio of allowance to total loans
              outstanding at end of the period                            0.75%              0.69%

            Ratio of net charge-offs to average loans
              outstanding during the period                               0.06%              0.04%

                                   Properties

            At December 31, 1996, the net book value of the Bank's premises and equipment totaled $954,000 or 2.2% of assets. The Bank uses an outside data processor to post transactions to its loan and deposit accounts. The Bank owns its main office, which was opened in 1969. An ATM is installed at this location. The Bank opened a branch office in March 1997. The Bank also owns the building and real estate associated with this office. The second branch also has an ATM facility. A third ATM is located at Country Club Market in McMinnville.

                                   Market Area

            Security Federal's main office and branch office are both located in the town of McMinnville, Tennessee, which is located in the middle of the state on the Highland Ridge of the Cumberland Mountains midway between Chattanooga and Nashville. The town is known as the "Plant Nursery Capital of the World." McMinnville is situated in Warren County, which had an estimated population of 35,437 in 1996. The area has numerous nurseries that grow plants and shrubs and sell them wholesale throughout the country. In addition to nurseries, over 50 industries produce products including truck parts, electric motors, air conditioners, hardwood flooring, furniture, and power tools. Large employers in the area include Carrier Corporation, Bridgestone Tire and Rubber Company, Carrier Corporation, Calasonic Yorozu Corporation, Magnetek/Century Electric, and Findlay Industries.

            Table 9 displays selected demographic data for the United States, the state of Tennessee, and Warren County. Population growth in both Tennessee and Warren County has been and is expected to be slightly higher than that of the United States. Warren County has lower income levels than either Tennessee or the United States. However, income levels in Warren County are expected to grow somewhat faster than national rates, reflecting the generally stable industrial base in the area.

            Table 10 summarizes deposit market trends for McMinnville and Warren County. Table 11 shows recent deposit trends for each of the banks and thrifts in Warren County. Security Federal was the only thrift institution with deposit offices in Warren County. Five commercial banks operated a combined total of 15 deposit offices. Total deposits in Warren County increased 2.9% from $436 million in 1994 to $449 million in 1996.

             The Bank ranked third of six financial institutions based on deposit totals in Warren County as of June 30, 1996. The Bank's 1996 deposit market share of 7.5% in Warren County represented an improvement from its 6.5% market share in 1994. The Bank experienced the highest percentage growth (19.0%) among banks and thrifts in Warren County during the two-year time period. Security Federal's net deposit growth of $5.4 million was second only to the net increase of $8.9 million experienced by First National Bank of McMinnville.

            In summary, the Bank's market area can be characterized as a region with low to moderate incomes, moderate population growth, and relatively high expectations for per capita income growth. The area represents an attractive market with a stable economy that can be served by a community-oriented financial institution such as Security Federal. The Bank believes that its primary market area provides significant opportunities for a smaller financial institution with targeted marketing objectives and an aggressive competitive stance to achieve improved market shares of loans and deposits.

                                    Table 9
                             Key Economic Indicators
                   United States, Tennessee, and Warren County


=====================================================================================================

                                                   United                             Warren
             Key Economic Indicators               States            Tennessee        County
-----------------------------------------------------------------------------------------------------
        Population
        ----------
        Total Population - 1996                      264,992,224     5,294,786         35,437
        5-year projection percent change                    4.9%          6.5%           5.7%
        1990 - 1996 percent change                          6.6%          8.6%           7.4%

        Households
        ----------
        Total Households - 1996                       98,935,240     2,048,281         13,796
        5-year projection percent change                    5.4%          7.5%           6.4%
        1990 - 1996 percent change                          7.6%         10.5%           8.8%

        Per Capita Income
        -----------------
        Per Capita Income - 1996                         $18,415       $16,699        $14,104
        5-year projection percent change                   21.7%         28.1%          26.6%
        1990 - 1996 percent change                         27.9%         36.2%          35.3%

        Average Household Income
        ------------------------
        Average Household Income - 1996                  $48,762       $42,754        $36,134
        5-year projection percent change                   20.7%         26.7%          25.9%
        1990 - 1996 percent change                         26.7%         34.0%          33.7%

        Median Household Income
        -----------------------
        Median Household Income - 1996                   $36,625       $31,616        $26,594
        5-year projection percent change                   15.4%         21.2%          19.4%
        1990 - 1996 percent change                         21.7%         27.2%          26.7%

        Household Income Distribution - 1996
        ------------------------------------
        $ 0 - 24 K                                         34.0%         39.9%          47.3%
        $25 - 49K                                          31.5%         31.8%          32.8%
        $50K +                                             34.5%         28.3%          19.9%

        Household Income Distribution - proj. 2001
        ------------------------------------------
        $ 0 - 24 K                                         29.1%         33.1%          40.0%
        $25 - 49K                                          28.6%         28.9%          30.7%
        $50K +                                             42.3%         38.0%          29.2%

=====================================================================================================


                                    Table 10
                Deposit Trends for McMinnville and Warren County
                    For All Banks, Thrifts, and Credit Unions
                        Deposit Data as of June 30th Date
                             (Dollars in Thousands)


==============================================================================================================
                                1996                                                              1994-96
                               No. of       1996             1995              1994                Growth
            Area               Offices    Deposits         Deposits          Deposits               Rate
--------------------------------------------------------------------------------------------------------------
  McMinnville                    16       $410,420         $409,415          $386,347                6.2%

  Warren County                  21        450,128          437,939           437,697                2.8%

==============================================================================================================




                                    Table 11
                     Deposit Market Share for Warren County
                            For All Banks and Thrifts
                         June 30, 1994 to June 30, 1996


==================================================================================================================================
                           1996            1996                      1995                      1994
                                         ------------------------- ------------------------  --------------------------  1994-96
                          No. of            Deposits         % of      Deposits         % of     Deposits         % of    Growth
      Institution         Offices   Type     ($000s)        Total       ($000s)        Total      ($000s)        Total     Rate
----------------------------------------------------------------------------------------------------------------------------------
  American City Bank         2        B      $22,812         5.1%       $22,846         5.2%      $23,662         5.4%   -3.6%

  City Bank & Trust          5        B      187,297        41.7%       178,459        40.9%      186,516        42.7%    0.4%

  First American             2        B       21,436         4.8%        24,089         5.5%       20,194         4.6%    6.2%

  First National Bank        5        B      156,946        35.0%       151,141        34.6%      148,030        33.9%    6.0%

  Security Federal           1        T       33,825         7.5%        30,124         6.9%       28,422         6.5%   19.0%

  Trans Financial Bank       1        B       26,613         5.9%        30,080         6.9%       29,614         6.8%  -10.1%
                             -               -------         ----       -------         ----      -------         ----  ------

      Total in County       16              $448,929       100.0%      $436,739       100.0%     $436,438       100.0%    2.9%

==================================================================================================================================


                                     Summary

            Security Federal has benefited significantly from the general decline and recent stability of interest rates. The Bank's net interest margin has improved consistently over the past five years, which has resulted in steadily higher earnings. The trend of improved earnings was interrupted in 1996 by higher operating expenses related to the special SAIF assessment, higher loan loss provisions, and increased compensation costs. Future improvements in the Bank's net interest margin are likely to be driven by the Bank's emphasis on its higher-yielding loan volume. While the Bank has been relatively successful thus far in embarking upon its expanded lending strategy, it will increasingly face additional business risks.

            As the Bank increasingly focuses on its consumer and commercial-related operations, operating costs and credit risks become more prominent factors affecting profitability. The recent branch office addition along with the adoption of stock-related compensation programs will contribute to the upward trend in operating expenses. Similarly, while the Bank has not presently experienced any increases in actual losses related to its loan diversification, its expansion of these lending areas will continuously require adequate reserve coverage. Additionally, achievement of the Bank's lending and deposit goals will be influenced greatly by local economic conditions. The Bank believes that its new branch office and experienced loan personnel will enhance its growth potential and market share penetration.

                   II. COMPARISONS WITH PUBLICLY HELD THRIFTS

                                    General

            The comparative market approach provides a sound basis for determining estimates in going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in valuing the to-be-issued common stock of Security Federal because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the issued stock. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach and can be relied upon to determine initial market value in a thrift stock conversion.

            The comparative market approach derives a value from the trading patterns of selected peer institutions which due to certain factors, such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the "new issue discount" which must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of Security Federal with a comparable group of publicly held thrift institutions (the "comparative group"). Chapter III will detail the new issue discount that we believe is appropriate to Security Federal's offering.

                               Selection Criteria

            Selected market price and financial performance data for thrifts listed on the New York and American Stock Exchanges and those thrifts traded on the over-the-counter ("OTC") markets listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and OTC "electronic bulletin board" are shown in Exhibit III. Several criteria, discussed below, were used to select the individual members of the comparative group from the overall universe of publicly held thrifts.

             . Operating characteristics - An institution's operating
               -------------------------
               characteristics are the most important factors because they affect investors' expected rates of return on a company's stock under various business/economic scenarios, and they influence the market's general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

             . Degree of marketability and liquidity - Marketability of a stock
               -------------------------------------
               reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is embedded in the thrift equity securities market.

             . Geographic Location - The region of the country where a company
               -------------------
               operates is also of importance in selecting the comparative group. The operating environment for savings institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

            Security Federal's operations are more diversified than the profile of a typical small thrift. The concentration of commercial and consumer-related loans in the Bank's portfolio has increased significantly. The Bank is further characterized by its strong net interest margin, low level of nonperforming assets, and below-average capital ratio. Additionally, in determining the comparative group composition, we focused on the Bank's moderate profitability levels, high asset concentration of loans, and increased borrowing activity.

            Specifically, we initiated a search for thrifts in the Southeast and Midwest with total assets of between approximately $25 million and $100 million, reporting a core return on average assets between 0.50% and 1.00%, and evidence of increasingly diverse lending activity. In order to include a relevant number of thrifts with diverse loan portfolios, we expanded the criteria parameters for several companies. We also gave additional consideration to thrifts with post-conversion equity ratios in the range of 10.0% to 20.0%, and excluded companies with extraordinarily high capital ratios such as 25.0% to 35.0%.

            A general overview of the thirteen members selected for the comparative group is presented in Table 12. The one company located in Tennessee, Twin City Bancorp, exhibited a very large concentration of consumer loans. Twin City Bancorp, with total assets of $105 million, is the largest comparative group member. Five companies are based in the adjacent state of Kentucky, and all displayed diverse loan portfolios. One company is located each in the bordering states of Virginia, North Carolina, Georgia, and Alabama. The remaining three members were culled from the state of Indiana. While some differences inevitably exist between the Bank and the individual companies, we believe that the comparative group on the whole provides a meaningful basis of comparison for valuation purposes.

                                    Table 12
                       Comparative Group Operating Summary
                 As of the Latest Period Ended December 31, 1996



                                                                                     Total    Equity/
                                                             No. of       Conv.     Assets    Assets
          Company                     City         State     Offices      Date      ($mil.)     (%)
          -------                     ----         -----     -------      -----     -------   -------
Security Federal Savings Bank        McMinnville    TN         2          --        44,121      5.55

Comparative Group
-----------------
AmTrust Capital Corp.                Peru           IN         2       03/28/95     72,219     10.21

CCF Holding Company                  Jonesboro      GA         3       07/12/95     88,509     14.84

Fort Thomas Financial Corp.          Fort Thomas    KY         2       06/28/95     91,109     17.22

Home Financial Bancorp               Spencer        IN         1       07/02/96     39,030     20.14

Home Savings Bank                    Siler City     NC         1       11/16/95     52,822     18.05

Kentucky First Bancorp, Inc.         Cynthiana      KY         2       08/29/95     87,874     17.15

PenFed Bancorp, Inc.                 Falmouth       KY         1       03/24/95     28,615     17.34

Pioneer Financial Corporation        Winchester     KY         3       07/16/87     74,515     11.34

Princeton Federal Bank, FSB          Princeton      KY         1       04/29/94     31,026     14.03

Sobieski Bancorp, Inc.               South Bend     IN         3       03/31/95     78,978     17.65

SouthFirst Bancshares, Inc.          Sylacauga      AL         2       02/14/95     93,110     13.98

SWVA Bancshares, Inc.                Roanoke        VA         5       10/12/94     69,651     11.99

Twin City Bancorp                    Bristol        TN         3       01/04/95    105,263     12.71


                          Recent Financial Comparisons

            Table 13 summarizes certain key financial comparisons between Security Federal and the comparative group. Tables 14 through 18 contain the detailed financial comparisons of Security Federal with the individual comparative group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, growth rates, and credit risk. Comparative financial data utilized were as of the latest available period for the twelve months ended December 31, 1996, except loan portfolio composition data were as of September 30, 1996 (the latest regulatory data available). Financial data for the Bank were as of the twelve months ended December 31, 1996 on a pre-conversion basis.

            Security Federal's return on average assets was 0.34%, less than the average of 0.47% reported by the comparative group. The Bank's core earnings, which excludes the impact of the one-time SAIF assessment and other nonrecurring items, measured 0.65% as compared to the comparative group's average of 0.70%. The Bank's core profitability was supported by its solid net interest income production. Although trailing the comparative group with respect to capital levels, the Bank's higher net interest spread performance helped to offset the equity disadvantage. The Bank's core 10.55% return on average equity represented a sizable advantage over the corresponding average of 4.35% for the comparative group.

            The Bank's net interest income of 3.62% relative to average assets was similar to the comparative group's average of 3.63%. Its net interest spread of 350 basis points was much higher than the group's average of 300 basis points. The Bank's 8.43% earning asset yield, reflective of its high loan concentration and diverse loan mix, exceeded the group's 7.77%

                                    Table 13

                            Key Financial Comparisons
                   Security Federal and the Comparative Group

             As of the Latest Twelve Months Ended December 31, 1996


                                                                Comp.
                                               Security         Group
                                                Federal        Average
                                               --------        -------
Profitability
-------------
LTM Return on Average Assets                      0.34 %         0.47
Core Return on Average Assets                     0.65           0.70
LTM Return on Average Equity                      6.87           3.01
Core Return on Average Equity                    10.55           4.35

Income and Expense (% of avg. assets)
------------------
Total Interest Income                             8.21           7.55
Total Interest Expense                            4.59           3.92
Net Interest Income                               3.62           3.63
Provision for Loan Losses                         0.29           0.10

Other Operating Income                            0.39           0.36
Net Gains & Nonrecurring Income                   0.01           0.12

General & Administrative Expense                  2.70           2.82
Real Estate Expense (Income)                      0.00         (0.01)
Nonrecurring Expense                              0.48           0.47

Yield-Cost Data
---------------
Yield on Earning Assets                           8.43           7.77
Cost of Funds                                     4.93           4.77
                                                 -----          ----
Net Interest Spread                               3.50           3.00

Asset Utilization (% of avg. assets)
-----------------
Avg. Interest-earning Assets                     97.43          97.28
Avg. Interest-bearing Liabilities                93.07          82.34
                                                ------         -----
Net Interest-earning Assets                       4.36          14.94



                            Key Financial Comparisons
                   Security Federal and the Comparative Group

             As of the Latest Twelve Months Ended December 31, 1996


                                                                Comp.
                                              Security          Group
                                               Federal          Average
                                              --------          -------
Balance Sheet Composition (% of assets)
-------------------------
Cash and Securities                              14.01 %         26.45
Loans Receivable, net                            83.10           70.66
Real Estate                                       0.00            0.04
Intangible Assets                                 0.00            0.01
Other Assets                                      2.88            2.85

Total Deposits                                   81.12           73.82
Borrowed Funds                                   12.47           10.00
Other Liabilities                                 0.86            1.05
Total Equity                                      5.55           15.13

Loan Portfolio (% of total loans)
--------------
Residential Mortgage Loans                       65.04           71.95
Other Real Estate Mortgage Loans                 19.71           16.27
Nonmortgage Loans                                15.25           11.78

Growth Rates
------------
Total Assets                                     22.34            5.43
Total Loans                                      35.88           11.35
Total Deposits                                   10.47            2.51

Credit Risk Ratios
------------------
Nonperforming Loans / Total Loans                 0.13            0.83
Nonperforming Assets / Total Assets               0.11            0.89
Reserves / Nonperforming Loans                  608.51          134.78
Reserves / Total Loans                            0.77            1.05


average. The Bank's 4.93% cost of funds was moderately higher than the group's 4.77% average. The Bank's net interest-earning asset balance was 4.36% of total assets, well below the group's average of 14.94%. This disparity reflected the Bank's lower capital level.

            Security Federal's noninterest operating income totaled 0.39% in relation to average assets, just surpassing the comparative group's average of 0.36%. The Bank's fee income production has increased steadily over the past three years due to its increased loan origination and loan servicing activities. The Bank's reliance on gains and other nonrecurring income was limited, amounting to 0.01% of average assets versus the comparative group's average of 0.12% over the past twelve months.

            As discussed in Chapter I, the Bank increased its provision for loan losses in 1996 to reflect the growth and diversification of its loan portfolio. The Bank's loan loss provisions amounted to 0.29% of average assets, surpassing the comparative group's average provision level of 0.10% relative to average assets.

            The Bank's operating expense ratio has climbed steadily in recent years due to the Bank's expansion. However, Security Federal's expense ratio at 2.70% still compared favorably to the comparative group's average of 2.82%. The Bank's increase in expenses has been accompanied by significant balance sheet expansion which, to some extent, restrained the upward movement of the expense ratio. The Bank's nonrecurring expense (special SAIF assessment) measured 0.48% of average assets during the observed period, and was comparable to the peer group's average of 0.47%.

            The Bank's balance sheet composition reflected the impact of its broadened lending emphasis. The Bank's holdings of cash and securities declined to 14.0% of total assets, while loans increased to 83.1%. While the comparative group contains a number of companies with similar emphasis on diversified lending, its average concentration was positioned lower at 70.7%. PenFed Bancorp and Fort Thomas Financial Corp. displayed loan concentrations of 91.8% and 89.2%, respectively. Security Federal and the comparative group companies held modest levels of non-earning assets.

            Security Federal's high deposit concentration at 81.1% of assets versus the comparative group's average of 73.8% reflected the Bank's leveraged capital position. The Bank's level of borrowings outstanding at 12.5% of assets was comparable to the group's average of 10.0%. However, the Bank's equity level at 5.5% was positioned well below the comparative group's average of 15.1%. A majority of the comparative group companies consists of thrifts that converted to stock form within the past two years, a period characterized by robust stock market conditions and infusion of substantial offering proceeds. Given its moderate level of pre-conversion equity, the Bank is not expected to emerge with a post-conversion capital ratio reaching the lofty heights often seen today among newly converted thrifts. Security Federal's post-conversion equity level should rival that of certain comparative group companies such as AmTrust Capital Corp. (10.21%), Pioneer Financial Corporation (11.34%), SWVA Bancshares (11.99%), Twin City Bancorp (12.71%), and SouthFirst Bancshares (13.98%).

            Asset quality was excellent at Security Federal with nonperforming assets totaling only 0.11% of total assets. In contrast, the comparative group's average nonperforming assets ratio was 0.89%. As noted earlier, a considerable proportion of the Bank's loan portfolio consists of recently originated, unseasoned loans. Because of the Bank's low level of problem loans, its ratio of reserves to nonperforming loans was extremely high at 608.5% as compared to the comparative group's average of 134.8%. However, in relation to total gross loans, the Bank's reserve ratio at 0.77% trailed the comparative group's average of 1.05%.

            The Bank's loan portfolio diversification was evidenced by its lower level of residential mortgages composing 64.4% of total loans. The comparative group's average of 71.9% was elevated by several companies with varied loan mix. Relatively high concentrations of total nonresidential mortgage and nonmortgage loans, parallel to the Bank's level of 35.6%, were displayed by AmTrust Capital (47.2%), Kentucky First Bancorp (45.6%), Princeton Federal Bank (42.4%), Twin City Bancorp (41.0%), and Pioneer Financial Corporation (34.6%).

            In summary, the Bank's earnings performance modestly trailed that of the comparative group despite the fact that Security Federal operated from a rather large capital disadvantage. The Bank's broadened lending emphasis has produced solid improvements in net interest income production. In addition, operating costs and credit losses have been manageable thus far through this expansion period. Although the Bank recently increased its level of loan loss provisions, the Bank's reserve ratio in relation to total loans still lagged behind the comparative group's average.

================================================================================
                                   Table 14
                     General Financial Performance Ratios
         As of or for the Latest Twelve Months Ended December 31, 1996

================================================================================

                                                         Total     Tang.      Total       Net
                                 Total        Total    Equity/   Equity/      NPAs/  Interest        LTM      LTM     Core     Core
                                Assets     Deposits     Assets    Assets     Assets    Margin       ROAA     ROAE     ROAA     ROAE
                                ($mil.)    ($mil.)       (%)       (%)        (%)       (%)          (%)      (%)      (%)      (%)
                                -------    --------    -------   -------     ------  --------       ----     ----     ----     ----
Security Federal Savings Bank   44,121       35,790       5.55      5.55       0.11      3.79       0.34     6.87     0.65    10.55
Comparative Group Average       70,209       52,098      15.13     15.12       0.89      3.73       0.47     3.01     0.70     4.35

AmTrust Capital Corp.           72,219       49,778      10.21     10.12       2.59      2.83       0.30     3.00     0.19     1.87
CCF Holding Company             88,509       66,767      14.84     14.84       0.85      3.95       0.47     2.39     0.75     3.82
Fort Thomas Financial Corp.     91,109       65,080      17.22     17.22       1.68      4.37       0.51     2.32     0.78     3.57
Home Financial Bancorp          39,030       24,387      20.14     20.14       0.62      4.30       0.57     4.22     0.85     6.25
Home Savings Bank               52,822       42,087      18.05     18.05       1.08      3.46       0.24     1.08     0.54     2.47
Kentucky First Bancorp, Inc.    87,874       54,511      17.15     17.15       0.05      3.74       0.87     3.88     1.14     5.08
PenFed Bancorp, Inc.            28,615       20,255      17.34     17.34       2.37      3.80       0.70     3.80     0.97     5.26
Pioneer Financial Corporation   74,515       64,724      11.34     11.34       0.08      3.61       0.92     7.38     1.23     9.83
Princeton Federal Bank, FSB     31,026       23,042      14.03     14.03       0.78      3.88       0.47     3.16     0.77     5.21
Sobieski Bancorp, Inc.          78,978       58,985      17.65     17.65       0.24      3.28       0.21     1.18     0.50     2.79
SouthFirst Bancshares, Inc.     93,110       64,696      13.98     13.98       0.91      3.64     (0.06)   (0.43)     0.05     0.34
SWVA Bancshares, Inc.           69,651       57,274      11.99     11.99       0.00      3.69       0.31     2.45     0.45     3.58
Twin City Bancorp               105,263      85,689      12.71     12.71       0.37      4.00       0.62     4.69     0.86     6.49


        Source:  Security Federal; SNL Securities; Feldman Financial

===================================================================================================================================
                                                              Table 15
                                                    Income and Expense Analysis
                                        For the Latest Twelve Months Ended December 31, 1996

====================================================================================================================================


                                                                      As a Percent of Average Assets
                              ------------------------------------------------------------------------------------------------------

                                                       Net     Other    Gains &      Loan      Gen. &      Real              Pretax
                               Interest  Interest Interest     Oper.   Non-rec.      Loss      Admin.    Estate  Non-rec.      Core
                                 Income   Expense   Income    Income     Income     Prov.     Expense   Expense   Expense  Earnings
                                 ------   -------   ------    ------     ------     -----     -------   -------   -------  --------

Security Federal Savings Bank      8.21      4.59     3.62      0.39       0.01      0.29        2.70      0.00      0.48      1.03
Comparative Group Average          7.55      3.92     3.63      0.36       0.12      0.10        2.82    (0.01)      0.47      1.09

AmTrust Capital Corp.              7.16      4.46     2.71      0.59       0.58      0.18        2.88      0.00      0.41      0.24
CCF Holding Company                7.07      3.18     3.89      0.47       0.07      0.16        3.22    (0.04)      0.49      1.01
Fort Thomas Financial Corp.        8.31      4.05     4.26      0.22       0.00      0.15        3.15    (0.01)      0.42      1.19
Home Financial Bancorp             8.53      4.35     4.18      0.32     (0.04)      0.26        2.82    (0.01)      0.38      1.44
Home Savings Bank                  7.25      3.84     3.41      0.14       0.00      0.00        2.49      0.00      0.46      1.06
Kentucky First Bancorp, Inc.       7.15      3.49     3.66      0.15       0.00      0.01        2.12      0.00      0.42      1.68
PenFed Bancorp, Inc.               8.03      4.30     3.73      0.42       0.00      0.07        2.61      0.01      0.42      1.47
Pioneer Financial Corporation      7.09      3.54     3.55      0.51       0.08      0.07        2.10      0.00      0.55      1.88
Princeton Federal Bank, FSB        7.76      3.99     3.77      0.30       0.00      0.04        2.93      0.00      0.47      1.11
Sobieski Bancorp, Inc.             7.09      3.91     3.18      0.23       0.09      0.00        2.63    (0.00)      0.53      0.78
SouthFirst Bancshares, Inc.        7.55      4.08     3.48      0.55       0.31      0.00        3.85    (0.01)      0.48      0.19
SWVA Bancshares, Inc.              7.44      3.86     3.58      0.36       0.30      0.00        3.21      0.00      0.52      0.73
Twin City Bancorp                  7.78      3.91     3.87      0.43       0.15      0.41        2.59    (0.06)      0.51      1.36


        Source:  Security Federal; SNL Securities; Feldman Financial


===================================================================================================================================
                                                             Table 16
                                               Yield-Cost Structure and Growth Rates
                                       For the Latest Twelve Months Ended December 31, 1996

===================================================================================================================================

                                   Avg.        Avg.       Net
                                 Earn./     Costing    Earn./   Yield on      Cost         Net       Asset        Loan     Deposit
                                Assets/      Funds/   Assets/      Earn.        of    Interest      Growth      Growth      Growth
                                Assets/      Assets   Assets/     Assets     Funds      Spread       Rate        Rate       Rate
                                -------      ------   -------     ------     -----      ------       ----        ----       ----
Security Federal Savings Bank     97.43       93.06      4.36       8.43      4.93        3.50       22.34       35.88       10.47
Comparative Group Average         97.28       82.34     14.94       7.77      4.76        3.00        5.43       11.35        2.51

AmTrust Capital Corp.             95.64       88.94      6.70       7.49      5.01        2.48      (1.94)        2.63      (2.42)
CCF Holding Company               98.39       78.90     19.49       7.18      4.03        3.15       11.22       36.86        9.16
Fort Thomas Financial Corp.       97.43       76.97     20.46       8.53      5.27        3.26        2.98       11.62        4.77
Home Financial Bancorp            97.19       86.24     10.95       8.78      5.05        3.73       16.64        9.31      (2.04)
Home Savings Bank                 98.62       76.40     22.22       7.35      5.02        2.33      (4.81)        1.76        4.18
Kentucky First Bancorp, Inc.      97.77       76.71     21.06       7.31      4.55        2.76       18.45       19.39        8.39
PenFed Bancorp, Inc.              98.13       80.96     17.17       8.18      5.31        2.87        7.76        8.40        9.20
Pioneer Financial Corporation     98.16       86.49     11.67       7.22      4.09        3.13      (9.13)        5.30      (7.43)
Princeton Federal Bank, FSB       97.03       83.94     13.09       8.00      4.76        3.24       10.06       11.24        5.47
Sobieski Bancorp, Inc.            96.82       81.14     15.68       7.32      4.82        2.50        3.91       12.69      (3.85)
SouthFirst Bancshares, Inc.       95.58       82.53     13.05       7.90      4.94        2.96        8.55       20.35        2.30
SWVA Bancshares, Inc.             97.00       86.33     10.67       7.67      4.47        3.20        4.21        0.67        1.93
Twin City Bancorp                 96.86       84.85     12.02       8.03      4.61        3.42        2.64        7.30        2.98

        Source:  Security Federal; SNL Securities; Feldman Financial


====================================================================================================================================

                                                             Table 17
                                                     Balance Sheet Composition
                                      As of the Latest Twelve Months Ended December 31, 1996

====================================================================================================================================



                                                                    As a Percent of Total Assets
                               -----------------------------------------------------------------------------------------------------
                                    Cash &      Net      Real  Intang.   Other     Total  Borrowed    Other       Total       Total
                                Securities    Loans    Estate  Assets   Assets  Deposits     Funds   Liabs.      Liabs.      Equity
                                ----------    -----    ------  ------   ------  --------  --------   ------      ------      ------
Security Federal Savings Bank        14.01    83.10      0.00     0.00    2.88     81.12     12.47     0.86       94.45        5.55
Comparative Group Average            26.45    70.66      0.04     0.01    2.85     73.82     10.00     1.05       84.87       15.13

AmTrust Capital Corp.                24.98    70.33      0.11     0.11    4.46     68.93     20.30     0.56       89.79       10.21
CCF Holding Company                  24.34    72.73      0.00     0.00    2.93     75.44      8.47     1.25       85.16       14.84
Fort Thomas Financial Corp.           7.86    89.15      0.00     0.00    2.99     71.43     10.32     1.03       82.78       17.22
Home Financial Bancorp               20.89    75.98      0.11     0.00    3.02     62.48     17.17     0.22       79.86       20.14
Home Savings Bank                    41.14    57.63      0.00     0.00    1.23     79.68      0.00     2.27       81.95       18.05
Kentucky First Bancorp, Inc.         43.21    54.22      0.00     0.00    2.57     62.03     19.83     0.99       82.85       17.15
PenFed Bancorp, Inc.                  6.42    91.76      0.00     0.00    1.82     70.78     10.83     1.04       82.66       17.34
Pioneer Financial Corporation        51.71    45.91      0.00     0.00    2.38     86.86      0.92     0.88       88.66       11.34
Princeton Federal Bank, FSB          25.77    71.52      0.01     0.00    2.70     74.27     10.02     1.68       85.97       14.03
Sobieski Bancorp, Inc.               26.64    70.08      0.00     0.00    3.28     74.69      7.22     0.44       82.35       17.65
SouthFirst Bancshares, Inc.          25.56    71.05      0.00     0.00    3.39     69.48     15.04     1.49       86.02       13.98
SWVA Bancshares, Inc.                22.86    73.91      0.00     0.00    3.23     82.23      5.03     0.75       88.01       11.99
Twin City Bancorp                    22.42    74.30      0.26     0.00    3.02     81.40      4.85     1.04       87.29       12.71

        Source:  Security Federal; SNL Securities; Feldman Financial

===================================================================================================================================
                                                             Table 18
                                             Regulatory Capital and Credit Risk Ratios
                                   As of or for the Latest Twelve Months Ended December 31, 1996

===================================================================================================================================


                               Tangible    Core    Risk-              Total                          Resid.       Other     Nonmtg.
                                Capital Capital    based   NPLs/      NPAs/  Resrvs./  Resrvs./      Mtgs./      Mtgs./      Loans/
                                  Ratio   Ratio  Capital   Loans     Assets      NPLs     Loans       Loans       Loans       Loans
                               -------- -------  -------   -----     ------  --------  --------      ------      ------     -------
Security Federal Savings Bank      5.22    5.22     9.87    0.13       0.11    608.51      0.77       65.04       19.71       15.25
Comparative Group Average         13.47   13.47    26.19    0.83       0.89    134.78      1.05       71.95       16.27       11.78

AmTrust Capital Corp.              9.69    9.69       NA    3.49       2.59     26.58      0.56       52.77        6.46       40.76
CCF Holding Company                  NA      NA       NA      NA       0.85        NA      1.25       79.37       18.74        1.89
Fort Thomas Financial Corp.       15.30   15.30    18.62    1.88       1.68     24.67      1.03       77.40       21.18        1.42
Home Financial Bancorp            15.10   15.10    31.80    0.78       0.62     81.55      0.22       82.13       10.19        7.68
Home Savings Bank                    NA      NA       NA    0.14       1.08    636.36      2.27       94.10        4.61        1.29
Kentucky First Bancorp, Inc.      18.11   18.11    34.42    0.00       0.05        NM      0.99       54.44       35.86        9.71
PenFed Bancorp, Inc.              17.30   17.30    30.70    2.57       2.37     17.85      1.04       77.83       21.44        0.73
Pioneer Financial Corporation     11.30   11.30    28.00    0.04       0.08        NM      0.88       65.41       19.01       15.58
Princeton Federal Bank, FSB       14.00   14.00    23.70    0.00       0.78        NM      1.68       57.64       14.10       28.26
Sobieski Bancorp, Inc.            11.80   11.80    30.00    0.34       0.24    105.26      0.44       88.39        6.35        5.27
SouthFirst Bancshares, Inc.       12.79   12.79    22.50    0.74       0.91     51.22      1.49       68.90       25.71        5.39
SWVA Bancshares, Inc.             10.72   10.72    20.62    0.00       0.00        NM      0.75       77.95       18.93        3.12
Twin City Bancorp                 12.07   12.07    21.51    0.00       0.37        NM      1.04       59.01        8.92       32.07

        Source:  Security Federal; SNL Securities; Feldman Financial

                          III. MARKET VALUE ADJUSTMENTS

     This concluding chapter of the appraisal identifies certain additional adjustments to Security Federal's estimated pro forma market value relative to the comparative group selected in Chapter II. Adjustments are also necessary to reflect the equity market's likely reception of a new thrift stock offering. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly held thrift institutions and relative to alternative investments.

     The market value adjustments are based on certain financial and other criteria, which include, among other factors:


                        (1) Earnings Prospects
                        (2) Market Area
                        (3) Management
                        (4) Dividend Policy
                        (5) Liquidity
                        (6) Subscription Interest
                        (7) Stock Market Conditions
                        (8) New Issue Discount

     The final section of this chapter identifies Security Federal's estimated pro forma market value and compares the resulting company with members of the comparative group and the all public thrift aggregate with respect to market valuation ratios.

Earnings Prospects
------------------

     Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects. The Bank's core earnings profitability in recent years was fueled by an improving net interest margin owing to lower interest rates, increased loan production, and profitable growth. While economic conditions in the Bank's market area are anticipated to remain favorable, an unexpected downturn could suppress the Bank's ability to grow, disrupt asset quality, and strain core earnings.

     As the Bank seeks to generate loan growth to spur earnings momentum, operating expenses and funding requirements become pivotal factors. The Bank's operating expense ratio was below the comparative group's average but is likely to increase after the Conversion with the addition of costs associated with being a public company and with compensation-related stock benefits. The Bank's funding requirements face pressure in the form of continued intense competition for retail deposits from other financial institutions and alternative investments. The Bank has recently increased its reliance upon borrowings, which entail higher interest costs than do retail deposits.

     Overall, the Bank's recent core return on assets slightly trailed that of the comparative group. Because of its capital leverage profile, the Bank's return on equity has benefited from the profitable growth strategy. The infusion of capital proceeds should assist the Bank in further implementing its operating goals. Security Federal increased its loan loss provisions in 1996 to reflect the rapid expansion of the loan portfolio, and the Bank intends to continually monitor reserve levels to assure that adequate risk coverage is provided for. The increased holding of shorter-term and rate-sensitive assets has helped the Bank to reduce its interest rate risk exposure, with the attendant trade-off entailing an increase in credit risk exposure. As the Bank embarks upon the expanded business strategy, investors will be concerned about Security Federal's ability to complete such a transformation and generate earnings growth. Generally, the comparative group companies have reported solid earnings results and face similar issues with regard to their diversified loan portfolios. Thus, we do not believe an additional valuation adjustment is necessary.

Market Area
-----------

     There were no comparable publicly held thrift institutions located within the Bank's immediate market area. As a result, we chose institutions with similar operating profiles and that were located in the Southeast and Midwest regions of the country. Most of the comparative group companies are based in small towns and operate one or two offices. We do not believe that, on the whole, the market area conditions of the comparative group are conspicuously different from that facing the Bank. Accordingly, we believe that no adjustment is warranted for market area considerations.

Management
----------

     Management's principal challenge is to generate profitable results, monitor credit risks, and control operating costs while the Bank is growing at a substantial pace. The Bank's management has demonstrated its effectiveness in implementing broadened lending strategies. Security Federal's President has been employed by the Bank for nearly twenty years and has amassed substantial business contacts in the local market area. In addition, the Bank expanded its executive management team in recent years to include an experienced commercial loan officer formerly employed with a commercial bank in Tennessee and an operations officer who previously served as a bank examiner. Accordingly, we assume that the Bank has sufficient managerial resources in place to implement its operating goals and objectives. Therefore, we believe that no additional adjustment is warranted for this factor.

Dividend Policy
---------------

     The Holding Company's Board of Directors intends to adopt a policy of paying regular cash dividends following consummation of the Conversion. However, no decision has been made as to the amount or timing of such dividends. Declarations and payments of dividends will depend upon a number of factors, including the amount of the net proceeds retained by the Holding Company, capital requirements, regulatory limitations, and operating results. All but one member of the comparative group currently pay dividends. It is reasonable to believe that investors will anticipate a regular stream of dividend payments following the Conversion given the expected profitability and capitalization of the consolidated Holding Company. As a result, we do not believe an adjustment is warranted for dividends.

Liquidity of the Issue
----------------------

     Following the completion of the Conversion, the Holding Company anticipates that its common stock will be traded through the OTC electronic bulletin board. The marketing agent for the Bank's stock offering intends to make a post-Conversion market in the common stock. However, due to the relatively small market capitalization, it is questionable whether an active and liquid trading market will develop or be maintained.

     The liquidity of thrift stocks, as with all securities, has a significant impact on their market valuation performance. The comparative group contains six companies listed on NASDAQ and two listed on the American Stock Exchange. Of the remaining five members, one is traded through the OTC bulletin board and the other four have market price quotations reported from the "pink sheets" of the National Quotation Bureau.

     While many small-cap thrift and bank stocks have moved from pure pink sheet status to the bulletin board in pursuit of increased liquidity, discounts to exchange-listed stocks are still apparent as well as volatile bid-ask spreads. In addition, a meaningful portion of the Holding Company's common stock is expected to be owned by insiders and employee stock plans, thereby further limiting the liquidity float in the stock. Prospective buyers and sellers of stock may not be able to execute trades at representative prices when desired. Given the active and regular trading volumes exhibited by a majority of the comparative group members, we believe the Bank's estimated pro forma value should be discounted to reflect the likely lack of stock liquidity following the Conversion.

Subscription Interest
---------------------

     In recent years, initial public offerings of thrift stocks have attracted a great deal of investor interest. During 1996, increased pro forma valuations and more restrained aftermarket performance did little to deter investors from actively participating in thrift stock conversions. Almost two-thirds of the conversions in 1996 were oversubscribed by depositors alone with no shares remaining for community offerings. Contributing to this huge demand is the growing scarcity factor of mutual candidates for thrift stock conversions. The annual number of conversion offerings and aggregate amount of gross proceeds have declined over past years.

     The visibility of thrift conversions moved to the forefront once again in late 1996 and early 1997 with the conversion of Roslyn Savings Bank, which received orders totaling approximately $1.7 billion for an offering that was ultimately closed at $424 million. Notwithstanding the demand for thrift stocks in initial offerings, a strong subscription does not always indicate that the valuation range should be increased or the offering should be priced in the upper-end of the valuation range. Many conversion investors do not routinely purchase in the aftermarket, particularly at higher stock prices or involving stock issues with limited liquidity. As such, absent actual results of the Bank's subscription offering, we do not believe any adjustment is warranted at this time.

Stock Market Conditions
-----------------------

     Table 19 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts as compared to the Standard & Poor's 500-Stock Index ("S&P 500") over the past two years. The SNL Thrift Index substantially outperformed the S&P 500 during this period, advancing by 49.6% since year-end 1995 as compared to the broader market index up 28.4%. The index of smaller public thrifts (less than $250 million in assets) markedly trailed the overall thrift performance, increasing by only 18.1%. The stock market performance of smaller public thrifts did not enjoy the beneficial impact of greater liquidity or the visible attractiveness of acquisition speculation favoring the larger counterparts.

     Table 19 - Comparative Stock Market Performance Graph - OMITTED

     Table 20 graphically depicts selected interest rates over the past two years. General market interest rates declined throughout 1995 and propelled the stock market to new heights. Interest rates turned upward during the first half of 1996, responding to concerns about inflationary pressures. Thrift stocks, which had significantly outperformed the overall market in 1995, trailed the broader market through mid-year of 1996. However, as interest rates declined modestly and stabilized during the second half of 1996, thrift stocks regained momentum and were sparked additionally by another wave of mergers and acquisitions. Resolution of the SAIF recapitalization appeared to break a logjam that resulted in the announcements of a number of acquisitions of relatively large thrifts.

     Speculation about higher rates and the sustainability of thrift stock valuations stalled the rally in late 1996. The market sell-off was prompted in part as reaction to suggestions from the Federal Reserve Chairman that the stock market was overheated and that the central bank might raise rates to head off inflation. However, a flurry of merger activity in early 1997 pumped further speculative fervor into thrift stocks. This latest round of merger activity included the nation's three largest thrifts involved in an unsolicited takeover battle and pushed the SNL Thrift Index upward to new highs. Notwithstanding the spillover effect of merger activity, many stock analysts believe that the financial sector is headed for a near-term slowdown as valuation multiples reach record peaks, but operating fundamentals remain strong enough to avert a major correction independent of the overall market.

     Table 20 - Selected Interest Rate Benchmarks Graph - OMITTED

Recent Acquisition Activity
---------------------------

     Acquisition speculation is one factor impacting the prices of newly converted thrifts in the aftermarket. Table 21 summarizes the acquisition activity involving thrifts and banks based in Tennessee. Overall acquisition premiums for Tennessee institutions have been similar to the ratios reported nationwide. During the past two years, there were 14 acquisitions of Tennessee banks and 4 acquisitions of Tennessee thrifts. The acquirers consisted of in-state commercial banks and several out-of-state banks.

     Two of the state's largest banks, Union Planters Corporation and First American Corporation, have been the most active acquirers. Union Planters completed a large acquisition through its purchase of the state's largest thrift, Leader Financial Corporation. Thrift acquisition activity in Tennessee has been restrained by the limited volume of available product. Of approximately 23 independent thrifts in Tennessee, there is only one publicly traded thrift and many of the larger thrifts remain in mutual form.

     Security Federal plans to convert to a commercial bank charter following the stock conversion. The Bank aims to maintain a strong community-based focus and has indicated no desire to seek a sale of the institution in the near future. Therefore, given these considerations, we do not believe acquisition premiums are a significant factor to consider in determining the Bank's estimated pro forma market value.

                                    Table 21
                  Acquisition Summary of Tennessee Institutions
                        Transactions Announced Since 1995

                                                                                    Seller's Prior Financial Data
                                                                               ----------------------------------------------
                                                                                    Total      TanEq./       YTD         YTD
                                     B/T                                 B/T       Assets       Assets      ROAA        ROAE
          Buyer             St.      (1)                      Seller     (1)         ($M)         (%)       (%)         (%)
          -----                      ---                      ------     ---         ----         ----      ----        ----
Overall Average                                                                       306         8.14      0.92       11.26
Bank Seller Average                                                                   121         8.24      0.90       10.87
Thrift Seller Average                                                                 953         7.81      1.01       12.66

Union Planters Corp          TN       B       Citizens of Hardeman        B            58         6.99      1.01       13.97
First American Corp          TN       B       Hartsville Bancshrs         B            91         5.81      0.59        8.70
Union Planters Corp          TN       B       SBT Bancshares              B            97        12.77      1.62       12.46
First Commercial Crp         AR       B       W.B.T. Holding Co.          B           274         6.35      0.76       13.07
Chester County Bcshs         TN       B       Southwest TN Bncshrs        B            32         5.93      1.01       16.92
Union Planters Corp          TN       B       Leader Financial Crp        T         #####         7.97      1.38       17.01
Union Planters Corp          TN       B       Franklin Financial          T           136         8.19      0.69        6.87
Peoples First Corp           KY       B       Guaranty FSB                T            55         5.47      0.82       15.13
Sharon Bancshares            TN       B       Weakley County Bcshs        B            39         8.30      0.93       11.90
First South Bancorp          TN       B       West TN Bancorp             B            34         8.84      0.52        5.58
Greene County Bncshrs        TN       B       Premier Bancshares          B            23         8.99      1.16       13.27
First Union Corp             NC       B       Brentwood Nat'l Bank        B           113        10.79      1.08        9.47
Pioneer Bancshares           TN       B       Sweetwater Valley           B           168        12.18      1.10        8.84
First American Corp          TN       B       First City Bncrp            B           348         5.84      0.36        6.81
BancorpSouth, Inc            MS       B       Wes-Tenn Bancorp            B           288         8.74      1.17       13.05
BancorpSouth, Inc            MS       B       Shelby Bank                 B            22         6.46      0.36        5.12
Union Planters Corp          TN       B       First State Bancorp         B           106         7.37      0.92       12.97
First American Corp          TN       B       Heritage Federal            T           522         9.60      1.13       11.62

                                                                                                              Offer
                                     B/T                                 B/T      Date        Status          Value
          Buyer             St.      (1)                     Seller      (1)     Anncd.         (2)            ($M)
          -----                      ---                     ------      ---     ------         ----           ----
Overall Average                                                                    --           --             53.2
Bank Seller Average                                                                --           --             21.1
Thrift Seller Average                                                              --           --            157.4

Union Planters Corp          TN       B      Citizens of Hardeman         B     12/13/96        P                NA
First American Corp          TN       B      Hartsville Bancshrs          B     10/11/96        C              12.0
Union Planters Corp          TN       B      SBT Bancshares               B     10/09/96        P              21.7
First Commercial Crp         AR       B      W.B.T. Holding Co.           B     10/04/96        C              45.0
Chester County Bcshs         TN       B      Southwest TN Bncshrs         B     04/05/96        C               2.8
Union Planters Corp          TN       B      Leader Financial Crp         T     03/08/96        C             504.7
Union Planters Corp          TN       B      Franklin Financial           T     03/06/96        C              20.8
Peoples First Corp           KY       B      Guaranty FSB                 T     02/20/96        C               6.6
Sharon Bancshares            TN       B      Weakley County Bcshs         B     10/12/95        C               5.6
First South Bancorp          TN       B      West TN Bancorp              B     10/01/95        C               4.0
Greene County Bncshrs        TN       B      Premier Bancshares           B     09/09/95        C               3.1
First Union Corp             NC       B      Brentwood Nat'l Bank         B     07/18/95        C              24.0
Pioneer Bancshares           TN       B      Sweetwater Valley            B     07/13/95        C              23.0
First American Corp          TN       B      First City Bncrp             B     07/05/95        C              54.9
BancorpSouth, Inc            MS       B      Wes-Tenn Bancorp             B     06/16/95        C              62.7
BancorpSouth, Inc            MS       B      Shelby Bank                  B     04/12/95        C               2.6
Union Planters Corp          TN       B      First State Bancorp          B     02/24/95        C              12.9
First American Corp          TN       B      Heritage Federal             T     02/21/95        C              97.4

                                                                                                 Offer Value to
                                                                                --------------------------------------------------
                                                                                     Book        Tang.         LTM        Total
                                     B/T                                 B/T        Value         Book         EPS        Assets
          Buyer             St.      (1)                     Seller      (1)         (%)          (%)          (x)         (%)
          -----                      ---                     ------      ---         ----         ----        -----       -----
Overall Average                                                                     189.1        194.2        19.37        15.61
Bank Seller Average                                                                 189.4        192.7        20.18        15.63
Thrift Seller Average                                                               188.4        198.5        17.15        15.58

Union Planters Corp          TN       B      Citizens of Hardeman         B            NA           NA           NA           NA
First American Corp          TN       B      Hartsville Bancshrs          B         209.7        245.2        21.47        13.12
Union Planters Corp          TN       B      SBT Bancshares               B         174.4        174.4        16.19        22.27
First Commercial Crp         AR       B      W.B.T. Holding Co.           B            NA           NA           NA           NA
Chester County Bcshs         TN       B      Southwest TN Bncshrs         B            NA           NA           NA           NA
Union Planters Corp          TN       B      Leader Financial Crp         T         192.5        192.5        13.05        16.29
Union Planters Corp          TN       B      Franklin Financial           T         152.5        188.9        23.29        15.31
Peoples First Corp           KY       B      Guaranty FSB                 T         219.7        219.7        17.60        12.03
Sharon Bancshares            TN       B      Weakley County Bcshs         B         174.8        174.8        16.37        14.51
First South Bancorp          TN       B      West TN Bancorp              B         177.0        177.0        15.63        11.61
Greene County Bncshrs        TN       B      Premier Bancshares           B         184.2        184.2        11.76        13.67
First Union Corp             NC       B      Brentwood Nat'l Bank         B         197.1        197.1        22.86        21.28
Pioneer Bancshares           TN       B      Sweetwater Valley            B         111.4        112.2        11.39        13.65
First American Corp          TN       B      First City Bncrp             B         253.5        253.5        35.19        15.79
BancorpSouth, Inc            MS       B      Wes-Tenn Bancorp             B         249.5        249.5        19.46        21.79
BancorpSouth, Inc            MS       B      Shelby Bank                  B         186.7        186.7        38.24        12.05
Union Planters Corp          TN       B      First State Bancorp          B         165.0        165.0        13.38        12.17
First American Corp          TN       B      Heritage Federal             T         188.8        192.7        14.66        18.68

--------------------------------------------
(1)  B=bank; T=thrift.
(2)  P=pending; C=completed.

New Issue Discount
------------------

            A "new issue" discount that reflects investor concerns and investment risks inherent in all initial stock offerings is a factor to be considered in valuations of initial thrift stock offerings. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions.

            The thrift conversion market continues to respond to the aftermarket performance of recent offerings. Table 22 presents a summary of standard thrift conversions during 1996 and 1997 year-to-date. The aftermarket performance of thrift conversions was more subdued through the first half of 1996, similar to the thrift stock market overall. As the thrift market regained momentum during the second half of 1996, aftermarket performance improved even as pro forma valuations were increased.

            Recently, the thrift conversion market has proven to be resilient with the typical offering selling out in the subscription phase and being priced at or near the upper end of the valuation range. With valuations increasing to reflect the strength of recent offerings, it is uncertain when the market will reach its tolerance for higher valuations accompanied by the prospect of companies generating lackluster returns on equity. Aftermarket performance flourished initially in 1997; however, no thrift conversion was completed recently in February and thus far in March, when the market's historically high valuation became subject to active and regular challenge.

                                    Table 22
                  Recent Summary of Standard Thrift Conversions
             Offerings by Publicly Traded Companies in 1996 and 1997

                                                                          Pre-Conversion Data
                                                                         ----------------------
                                                      Initial     Gross   Total   TanEq./   YTD
                                             Conv.      Price  Offering  Assets    Assets   ROA
         Company                     State    Date      ($)       ($M)    ($M)       (%)    (%)
         -------                     -----   -----    -------  --------  ------   -------   ---
Average                                --       --       --      40.6     239     10.88     0.59

Empire Federal Bancorp, Inc.           MT    01/27/97   10.00    25.9      87     18.29     0.72
FirstFed America Bancorp, Inc.         MA    01/15/97   10.00    87.1     724      6.41     0.76
Roslyn Bancorp, Inc.                   NY    01/13/97   10.00   423.7   1,597     14.18     1.21
Advance Financial Bancorp              WV    01/02/97   10.00    10.8      92      6.75     0.48
Home City Financial Corp.              OH    12/30/96   10.00     9.5      56      9.46     0.98
Century Bancorp, Inc.                  NC    12/23/96   50.00    20.4      81     13.83     0.86
Southern Community Bancshs.            AL    12/23/96   10.00    11.4      64      9.09     0.90
Big Foot Financial Corp.               IL    12/20/96   10.00    25.1     195      6.98     0.11
River Valley Bancorp                   IN    12/20/96   10.00    11.9      87      7.59     0.30
PS Financial, Inc.                     IL    11/27/96   10.00    21.8      54     21.91     2.06
Carolina Fincorp, Inc.                 NC    11/25/96   10.00    18.5      94      9.18     0.64
Delphos Citizens Bancorp, Inc.         OH    11/21/96   10.00    20.4      88     12.27     1.10
Fulton Bancorp, Inc.                   MO    10/18/96   10.00    17.2      85     10.66     0.75
Chester Bancorp, Inc.                  IL    10/08/96   10.00    21.8     135      8.69     0.73
South Street Financial Corp.           NC    10/03/96   10.00    45.0     167     12.41     0.36
AFSALA Bancorp, Inc.                   NY    10/01/96   10.00    14.5     133      6.16     0.49
CBES Bancorp, Inc.                     MO    09/30/96   10.00    10.3      86      9.15     0.58
Westwood Homestead Fin. Corp.          OH    09/30/96   10.00    28.4      97     14.68   (0.21)
Home Bancorp of Elgin, Inc.            IL    09/27/96   10.00    70.1     305     12.05     0.78
Peoples Financial Corp.                OH    09/13/96   10.00    14.9      78     12.87     0.29
Park Bancorp, Inc.                     IL    08/12/96   10.00    27.0     159     11.03     0.11
Acadiana Bancshares, Inc.              LA    07/16/96   12.00    32.8     225      7.86   (0.43)
Pennwood Bancorp, Inc.                 PA    07/15/96   10.00     6.1      42      9.77     0.81
Mitchell Bancorp, Inc.                 NC    07/12/96   10.00     9.8      28     21.45   (0.40)
Ocean Financial Corp.                  NJ    07/03/96   20.00   167.8   1,036      8.91     0.80
Home Financial Bancorp                 IN    07/02/96   10.00     5.1      33      9.85     0.92
Eagle BancGroup, Inc.                  IL    07/01/96   10.00    13.0     151      7.63   (0.05)
                                             Pro Forma Ratios          After-Market
                                       ----------------------------------------------
                                       Price/  Price/ Price/  Price/   1-Day 1-Mo.
                                        Book   TanBk.  EPS    Assets    Chg.   Chg.
         Company                         (%)    (%)    (%)      (%)      (%)    (%)
         -------                       ------  ------ ------  ------   ----- ------
Average                                  71.2   71.2   16.8    16.1     15.4   17.8

Empire Federal Bancorp, Inc.             68.1   68.1   21.5    23.0     32.5   37.5
FirstFed America Bancorp, Inc.           72.0   72.0   13.6    10.7     36.3   48.8
Roslyn Bancorp, Inc.                     72.0   72.0    9.3    21.0     50.0   60.0
Advance Financial Bancorp                71.1   71.1   16.8    10.6     28.8   40.0
Home City Financial Corp.                71.2   71.2   13.7    14.6       NA   35.0
Century Bancorp, Inc.                    72.1   72.1   18.9    20.0     25.3   30.3
Southern Community Bancshs.              74.4   74.4   14.5    15.0     30.0   35.0
Big Foot Financial Corp.                 72.7   72.7   33.1    11.4     23.1   38.8
River Valley Bancorp                     73.0   73.0   15.2    12.1     36.9   50.0
PS Financial, Inc.                       71.9   71.9   17.2    29.0     16.4   25.0
Carolina Fincorp, Inc.                   77.0   77.0   17.2    16.4     30.0   36.3
Delphos Citizens Bancorp, Inc.           72.2   72.2   14.6    18.8     21.3   20.6
Fulton Bancorp, Inc.                     72.5   72.5   14.6    16.7     25.0   47.5
Chester Bancorp, Inc.                    72.1   72.1   18.8    13.9     29.4   26.3
South Street Financial Corp.             76.3   76.3   26.1    21.2       NA   23.8
AFSALA Bancorp, Inc.                     71.7   71.7   13.7     9.9     13.8   15.6
CBES Bancorp, Inc.                       61.1   61.1   13.2    10.6     26.3   32.5
Westwood Homestead Fin. Corp.            73.8   73.8     NA    22.7      7.5    5.0
Home Bancorp of Elgin, Inc.              72.6   72.6   24.9    18.7     18.1   26.3
Peoples Financial Corp.                  64.3   64.3   28.6    16.0      8.8   27.5
Park Bancorp, Inc.                       66.7   66.7   26.2    14.5      2.5    5.0
Acadiana Bancshares, Inc.                71.9   71.9     NA    12.7      0.0    3.1
Pennwood Bancorp, Inc.                   67.5   67.5   14.5    12.8    (5.0)  (3.8)
Mitchell Bancorp, Inc.                   70.0   70.0     NA    25.8       NA   10.0
Ocean Financial Corp.                    71.2   71.2   13.4    13.9      6.3    5.0
Home Financial Bancorp                   68.0   68.0   11.4    13.1      2.5    5.0
Eagle BancGroup, Inc.                    58.4   58.4     NM     7.9     12.5   11.3

                  Recent Summary of Standard Thrift Conversions

                                                                Pre-Conversion Data          Pro Forma Ratios        After-Market
                                                               ---------------------   --------------------------------------------

                                             Initial    Gross   Total  TanEq./   YTD   Price/ Price/ Price/  Price/  1-Day   1-Mo.
                                      Conv.   Price   Offering Assets   Assets   ROA    Book  TanBk.    EPS  Assets   Chg.    Chg.

       Company                State    Date    ($)        ($M)   ($M)      (%)   (%)      (%)   (%)     (%)     (%)    (%)     (%)
       -------                -----   -----  -------  -------- ------  -------   ---    ----- ------ ------  ------  -----   -----
First Lancaster Bancshares      KY   07/01/96  10.00     9.6      35    13.69    0.80    74.7  74.7  18.5    21.3    35.0      37.5
Provident Financial Holdings    CA   06/28/96  10.00    51.3     571     6.69    0.30    62.4  62.4  19.9     8.2     9.7       1.3
Prestige Bancorp, Inc.          PA   06/27/96  10.00     9.6      92     7.82    0.18    63.5  63.5  28.8     9.5     3.8     (2.5)
Wayne Bancorp, Inc.             NJ   06/27/96  10.00    22.3     208     8.32    0.46    62.1  62.1  18.9     9.7    11.3      12.5
Dime Community Bancorp, Inc.    NY   06/26/96  10.00   145.5     665    12.04    0.92    71.1  71.1  15.5    17.9    16.9      18.8
Mechanics Savings Bank          CT   06/26/96  10.00    52.9     662     3.58  (2.14)    72.0  72.0    NA     7.4    15.0      12.5
CNS Bancorp, Inc.               MO   06/12/96  10.00    16.5      85    10.75    0.22    71.3  71.3  24.4    16.2    10.0      15.0
Lexington B&L Financial Corp.   MO   06/06/96  10.00    12.7      50    14.40    1.17    71.1  71.1  20.8    20.2   (5.0)       1.3
First Federal Bancshares        AR   05/03/96  10.00    51.5     454     7.77    0.91    65.0  65.0  10.5    10.2    30.0      36.9
Citizens First Financial Corp.  IL   05/01/96  10.00    28.2     228     5.99    0.53    75.3  75.3  15.7    11.0     5.0       1.3
Reliance Bancshares, Inc.       WI   04/19/96   8.00    20.5      32    29.81    1.23    74.6  74.6  32.3    38.9     4.7     (0.7)
Catskill Financial Corp.        NY   04/18/96  10.00    56.9     230    12.46    0.79    74.0  74.0  18.6    19.8     3.8       3.8
Yonkers Financial Corporation   NY   04/18/96  10.00    35.7     208     7.57    0.72    77.2  77.2  15.9    14.6   (2.5)     (0.6)
Green Street Financial Corp.    NC   04/04/96  10.00    43.0     151    14.72    1.21    73.1  73.1  14.6    22.2    28.8      23.1
FFD Financial Corp.             OH   04/03/96  10.00    14.5      59    13.41    0.86    71.9  71.9  25.4    19.8     5.0       3.1
AMB Financial Corp.             IN   04/01/96  10.00    11.2      69     8.93    0.56    72.9  72.9  17.9    14.0     5.0       5.0
1st Bergen Bancorp              NJ   04/01/96  10.00    31.7     223     6.35    0.32    77.1  77.1  21.0    12.5     0.0     (3.8)
London Financial Corporation    OH   04/01/96  10.00     5.3      34     9.44    0.44    70.4  70.4  24.5    13.4     8.1       1.3
Pittsburgh Home Financial Corp  PA   04/01/96  10.00    21.8     158     6.73    0.51    75.0  75.0  17.0    12.2    10.0       6.3
Scotland Bancorp, Inc           NC   04/01/96  10.00    18.4      58    14.87    1.25    77.1  77.1  16.9    24.2    22.5      17.5
Stone Street Bancorp, Inc.      NC   04/01/96  15.00    27.4      85    14.53    0.87    77.2  77.2  19.1    24.4    16.7      18.3
WHG Bancshares Corp.            MD   04/01/96  10.00    16.2      85     9.94    0.77    73.2  73.2  15.2    16.0    11.3      12.5
Crazy Woman Creek Bancorp       WY   03/29/96  10.00    10.6      38    15.61    0.96    71.7  71.7  15.8    22.0      NA       5.0
PFF Bancorp, Inc.               CA   03/29/96  10.00   198.4   1,899     5.76    0.13    70.9  70.9  25.0     9.5    13.8      16.3
Falmouth Co-Operative Bank      MA   03/28/96  10.00    14.5      74    11.44    0.61    68.7  68.7  17.6    16.5     7.5       7.5
Community Federal Bancorp       MS   03/26/96  10.00    46.3     162    14.46    1.28    73.4  73.4  13.6    22.2    26.3      26.3
GA Financial, Inc.              PA   03/26/96  10.00    89.0     476     9.75    0.86    72.6  72.6  13.5    15.7    13.8      10.0
Broadway Financial Corp.        CA   01/09/96  10.00     8.9     103     5.20    0.47    69.9  69.9  13.0     8.0     3.8       2.5
Little Falls Bancorp, Inc.      NJ   01/05/96  10.00    30.4     196     8.24    0.14    73.5  73.5  36.4    13.4    13.1      10.0

            In the aftermarket, full conversions have been trading upward to near 90%. To price a new offering at 90% of pro forma book value, because of the arithmetic of the calculation, would require very large increases in valuations and produce very marginal returns on equity. This would likely produce price declines in the aftermarket. Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high equity ratios, low returns on equity, and the uncertainty regarding the ability of an institution to leverage the balance sheet.

            Investors are aware that at pro forma price/book ratios approaching the current trading range of a majority of public thrifts, price/earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels dramatically high. Based upon price/book ratio, standard thrift conversions are being discounted by 30% to 40% relative to the overall market.

Adjustments Conclusion
----------------------

            The Bank's pro forma valuation should be discounted relative to the comparative group because of the expected lack of liquidity and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, conversions are often priced at substantial discounts to peer institutions relative to price/book ratios, but at lesser discounts to the comparable institutions' price/earnings ratios. It is the role of the appraiser to balance the price/book and price/earnings discounts and premiums. We believe that relative to the comparative group, the Bank's pro forma valuation should be substantially discounted.

Valuation Approach
------------------

            Table 23 displays the market price and valuation data of the comparative group as of March 14, 1997. Exhibit IV displays the pro forma conversion calculations utilized in analyzing the Bank's valuation ratios. Table 24 compares the Bank's valuation ratios with the comparative group average and two selected aggregates of small thrifts with assets less than $100 million. The small public thrift aggregate includes companies whose shares are traded on major exchanges. The thinly-traded group includes thrifts not listed on the major exchanges but whose trading prices are reported through the pink sheets or OTC bulletin board. As shown in Table 23, valuations of the small thinly-traded thrifts are discounted relative to the small publicly-traded thrifts, likely indicative of the lesser degree of liquidity. The magnitude of this discount ranges from 10% to 20% based on various book value and earnings multiples.

            Investors continue to make decisions to purchase thrift conversion stocks and more seasoned issues thrift upon price/book comparisons. Utilizing a discount of approximately 56% to the corresponding comparative group average, the Bank's resulting pro forma price/book ratio is 65.3%, reflecting a maximum price/book valuation of 69.1% at the high end of the range and an adjusted maximum of 72.8%. As shown on Table 24, the Bank's pro forma price/book ratio of 72.8% at the adjusted maximum represents a 40% discount to the comparative group's average. The Bank's pro forma price/book ratios reflect lesser discounts to the small thinly-traded thrift aggregate.

            The price/earnings ratio is also important and was examined in deriving our estimate of pro forma market value. Given the variability in earnings, investors often encounter some difficulty in evaluating thrift offerings based upon price/earnings multiples. Recently, the

                                    Table 23
                         Comparative Valuation Analysis
                   Security Federal and the Comparative Group
                     Market Price Data as of March 14, 1997


                                 Current    Total     Price/    Price/      Price/     Price/      Price/         Tang.     Current
                                  Stock     Market     LTM      Core         Book       Tang.       Total        Equity/    Dividend
                                  Price     Value     EPS(1)    EPS(1)      Value       Book       Assets        Assets      Yield
          Company                  ($)       ($M)       (x)      (x)         (%)        (%)         (%)           (%)         (%)
          -------                 -----      ----     -----     -----       -----      -----       -----         -----       -----
Security Federal Savings Bank

  Pro Forma Minimum               10.00      2.8      13.0       8.2        60.7        60.7        6.06          9.98       0.00

  Pro Forma Midpoint              10.00      3.3      14.4       9.2        65.3        65.3        7.06         10.82       0.00

  Pro Forma Maximum               10.00      3.8      15.6      10.2        69.1        69.1        8.05         11.64       0.00

  Pro Forma Adj. Maximum          10.00      4.4      16.8      11.2        72.8        72.8        9.16         12.57       0.00


Comparative Group Average            --     10.9      20.0      16.8       102.0      102.1        15.52         15.13       2.67
Small Public Thrift Average          --     15.2      19.4      17.4       101.4      101.9        21.68         19.62       1.83
Small Thinly Traded Average          --      6.5      16.8      14.4        90.1       90.4        12.93         14.29       1.66

AmTrust Capital Corp.             12.25      6.5      27.8      47.1        88.3       89.2         9.01         10.21       1.63
CCF Holding Company               16.38     15.0      46.8      27.3       114.2      114.2        16.95         14.84       3.05
Fort Thomas Financial Corp.       11.75     18.5      39.2      24.5       117.9      117.9        20.29         17.22       2.13
Home Financial Bancorp            15.50      7.8        NA        NA        99.8       99.8        20.09         20.14       1.29
Home Savings Bank                 12.88     11.9     107.3      40.2       124.6      124.6        22.49         18.05       3.11
Kentucky First Bancorp, Inc.      11.75     15.7      20.6      16.3       108.3      108.3        17.89         17.15       4.26
PenFed Bancorp, Inc.              12.00      3.7      21.1      13.8        73.8       73.8        12.79         17.34       0.00
Pioneer Financial Corp.           40.50      8.4      13.8       9.8        99.8       99.8        11.31         11.34       3.46
Princeton Federal Bank, FSB       17.50      4.6      29.2      18.4       103.1      103.1        14.82         14.03       5.14
Sobieski Bancorp, Inc.            14.50     12.8      72.5      30.2        85.0       85.0        16.19         17.65       1.93
SouthFirst Bancshares, Inc.       14.50     11.9        NM        NM        91.7       91.7        12.79         13.98       3.45
SWVA Bancshares, Inc.             15.75      8.2      36.6      25.4        98.1       98.1        11.77         11.99       1.91
Twin City Bancorp                 19.00     16.2      24.7      17.8       121.2      121.2        15.41         12.71       3.37

                                   Table 24
                    Comparative Discount and Premium Analysis
                     Market Price Data as of March 14, 1997


                                                                                      Relative Discounts (Premiums)
                                                                          ---------------------------------------------------
                                                                                   Comp.            Small            Small
        Valuation                                      Security                    Group            Public          Thinly-
                                                                                                                    Traded
          Ratio                  Symbol                Federal                    Average         Thrifts(1)       Thrifts(2)
         -------                 ------                -------                    -------         ----------       ----------
                                                                          ---------------------------------------------------
 Price / LTM EPS                 P/E (x)                                           20.0               19.4              16.8
                                                    ---------------       ---------------------------------------------------
        Minimum                                          13.0                      -54%               -49%              -29%
        Midpoint                                         14.4                      -39%               -35%              -17%
        Maximum                                          15.6                      -28%               -24%               -8%
        Adj. Maximum                                     16.8                      -19%               -15%                0%
                                                    ---------------
                                                                          ---------------------------------------------------
 Price / Core EPS                P/E (x)                                           16.8               17.4              14.4
                                                    ---------------       ---------------------------------------------------
        Minimum                                           8.2                     -105%              -112%              -76%
        Midpoint                                          9.2                      -83%               -89%              -57%
        Maximum                                          10.2                      -65%               -71%              -41%
        Adj. Maximum                                     11.2                      -50%               -55%              -29%
                                                    ---------------
                                                                          ---------------------------------------------------
 Price / Book Value              P/B (%)                                          102.0              101.4              90.1
                                                    ---------------       ---------------------------------------------------
        Minimum                                          60.7                      -68%               -67%              -48%
        Midpoint                                         65.3                      -56%               -55%              -38%
        Maximum                                          69.1                      -48%               -47%              -30%
        Adj. Maximum                                     72.8                      -40%               -39%              -24%
                                                    ---------------

                                                                          ---------------------------------------------------
 Price / Tangible Book           P/B (%)                                          102.1              101.9              90.4
                                                    ---------------       ---------------------------------------------------
        Minimum                                          60.7                      -68%               -68%              -49%
        Midpoint                                         65.3                      -56%               -56%              -38%
        Maximum                                          69.1                      -48%               -47%              -31%
        Adj. Maximum                                     72.8                      -40%               -40%              -24%
                                                    ---------------

                                                                          ---------------------------------------------------
 Price / Total Assets            P/A (%)                                          15.52              21.68             12.93
                                                    ---------------       ---------------------------------------------------
        Minimum                                          6.06                     -156%              -258%             -113%
        Midpoint                                         7.06                     -120%              -207%              -83%
        Maximum                                          8.05                      -93%              -169%              -61%
        Adj. Maximum                                     9.16                      -69%              -137%              -41%
                                                    ---------------

--------------------------------------
(1) Exchange-listed thrifts with assets less than $100 million
(2) Non-exchange listed thrifts with assets less than $100 million special SAIF assessment depressed the earnings of most thrifts. Therefore, we have evaluated both reported earnings and core earnings, which attempts to exclude extraordinary items. Based on the Bank's historical earnings for the latest twelve months ("LTM") and the net return on conversion proceeds, the Bank is valued at a midpoint price/earnings ratio of 14.4x. This pro forma ratio is discounted 28% to the comparative group average of 20.0x and 17% to the small thinly-traded thrift aggregate average of 16.8x. The Bank's price/earnings ratio of 16.8x at the adjusted maximum corresponds to the thinly-traded thrift average of 16.8x.

     Based on the core earnings measure, the Bank's price/earnings ratio at the midpoint is 9.2x, and increases to 10.2x at the maximum and 11.2x at the adjusted maximum. The aggregates, which displayed higher levels of core profitability, displayed much higher price/core earnings ratios. In contrast to the aggregates, the Bank's lower price/assets ratio was largely related to its lower post-conversion capital level. Based on the midpoint offering, the Holding Company's pro forma equity/assets ratio is 10.82% and increases to 11.64% at the maximum offering and 12.57% at the adjusted maximum.


Valuation Conclusion
--------------------

     It is our opinion that, as of March 14, 1997, the estimated pro forma market value of the Bank's to-be-issued common stock was $3,300,000. Based on a range of 15% below and above the midpoint, the Bank's pro forma valuation range was from $2,805,000 at the minimum to $3,795,000 at the maximum. If the range were increased by an additional 15% at the current maximum, the adjusted maximum would be $4,364,250. Exhibit IV displays the conversion calculations and assumptions utilized in determining the Bank's estimated pro forma market value.

                                    Exhibit I
                 Background of Feldman Financial Advisors, Inc.

Overview of Firm
----------------

Feldman Financial Advisors provides consulting services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, enhancing franchise value, portfolio analysis and restructuring, advising on retail branch strategies, evaluating bank management, regulatory analysis, and expert witness testimony and analysis.

Feldman Financial Advisors was incorporated in February 1996 by a group of five consultants who were previously associated with Kaplan Associates. Each of the five principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their former employer. Our principals collectively have worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm's offices are located in downtown Washington, D.C.

Background of Principals
------------------------

Trent Feldman is the President of the firm. Trent is a nationally recognized expert in valuing financial institutions, providing strategic advice to financial institutions, and advising on mergers and acquisitions for banks and thrifts of all sizes. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked in the Chairman's Office of the Federal Home Loan Bank Board, the Federal Savings and Loan Insurance Corporation, and with the California state legislature. Trent holds Bachelors and Masters degrees from the University of California at Los Angeles.

Peter Williams specializes in merger and acquisition analysis, corporate valuations, strategic business plans and retail branch analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green is an expert in mergers and acquisition analysis, financial institution valuations, and business plans. During Mike's 10 years at Kaplan Associates, his experience also included mark-to-market analysis, goodwill valuations and core deposit studies. Mike holds a BS in Finance and Economics from Rutgers College.

Linda Farrell is nationally known for her expertise in branch purchases and sales, and she specializes in small bank mergers and acquisitions, retail banking analysis, business plans and management reviews. Linda was with Kaplan Associates for 12 years. Linda also was a Senior Vice President of Retail Banking at Western Savings in Salt Lake City and a consultant with both Arthur Young & Company and Richard T. Pratt Associates. Linda holds a BA in English from Oklahoma State University and an MBA from the University of Utah.

                                  Exhibit II-1
                        Statement of Financial Condition
                        As of December 31, 1995 and 1996

                                                  1996               1995
                                               ----------         ----------
ASSETS
------
Cash and cash equivalents                      $1,097,897         $  288,179
Investment securities:
  Available-for-sale, at fair value             1,742,906          1,190,956
  Held-to-maturity, at amortized cost -
    fair value of $1,249,049 (1996) and
    $3,958,529 (1995)                           1,250,000          3,949,643
Mortgage-backed securities:
  Available-for-sale, at fair value                    --            644,683
  Held-to-maturity, at amortized cost -
    fair value of $1,590,108 (1996) and
    $1,752,733 (1995)                           1,579,910          1,734,069

Loans receivable, net                          36,666,656         26,984,077
Interest receivable, net                          278,335            191,904
Premises and equipment, net                       953,762            565,359
Federal Home Loan Bank stock,
  restricted, at cost                             512,400            478,200
Other assets                                       39,403             38,074
                                               ----------         ----------

    Total assets                              $44,121,269        $36,065,144
                                               ==========         ==========

LIABILITIES and EQUITY
----------------------
Deposits                                      $35,789,611        $32,398,297
Federal Home Loan Bank advances                 5,500,000          1,000,000
Advances from borrowers for property
  taxes and insurance                              66,184            105,242
Federal income taxes payable                      157,873            193,859
Accrued expenses and other liabilities            157,269             83,357
                                               ----------         ----------
    Total liabilities                          41,670,937         33,780,755

Retained earnings                               2,305,207          2,167,052
Unrealized security gains, net of tax
  of $88,947 (1996) and $71,916 (1995)            145,125            117,337
                                               ----------         ----------
    Total equity                                2,450,332          2,284,389
                                               ----------         ----------

Total liabilities and equity                  $44,121,269        $36,065,144
                                               ==========         ==========

                                 Exhibit II-2
                               Statement of Income
                      Year Ended December 31, 1995 and 1996


                                              Year Ended December 31,
                                              -----------------------
                                                 1996          1995
                                              ---------     ---------
Interest income:
 Loans receivable                            $2,887,378    $2,146,432
 Investment securities                          400,562       522,739
 Interest on overnight funds                      6,621        26,636
                                              ---------     ---------
  Total interest income                       3,294,561     2,695,807

Interest expense:
 Deposits                                     1,647,042     1,468,290
 FHLB advances                                  193,296        44,779
                                              ---------     ---------
  Total interest expense                      1,840,338     1,513,069
                                              ---------     ---------

Net interest income                           1,454,223     1,182,738
Provision for loan losses                       l16,000        30,000
                                              ---------     ---------
  Net interest income after provision         1,338,223     1,152,738

Noninterest income:
 Service charges, commissions and fees           40,201        28,929
 Gain on sale of loans                           90,140        77,222
 Loan servicing income                           22,063        14,750
 Gain on sale of investment securities            2,032         2,602
 Other                                            3,366         1,855
                                                -------       -------
  Total noninterest income                      157,802       125,358

Other expenses:
 Compensation and benefits                      481,012       343,375
 Directors fees                                  50,950        42,000
 Occupancy and equipment expenses               121,621        93,207
 Federal and other insurance premiums           277,236        82,528
 Advertising                                     38,515        33,380
 Legal and professional fees                     56,754        46,022
 Other expenses                                 248,558       188,045
                                                -------       -------
  Total other expenses                        1,274,646       828,557
                                              ---------       -------

Income before income tax expense                221,379       449,539
Income tax expense                               83,224       148,321
                                                -------       -------

  Net income                                   $138,155      $301,218
                                                =======       =======

                                  Exhibit II-3
                           Loan Portfolio Composition
                        As of December 31, 1995 and 1996
                             (Dollars in Thousands)


                                                         At December 31,
                                      ------------------------------------------------------
                                              1996                            1995
                                      ------------------------------------------------------

                                       Amount        Percent           Amount        Percent
                                       ------        -------           ------        -------

Real Estate Loans:
 Residential                          $24,691         65.04%          $21,476         77.65%
 Construction                           3,965         10.44             1,678          6.07
 Commercial                             3,362          8.86             1,270          4.59
 Acquisition and development              156          0.41                --            --
                                       ------         -----            ------         -----
 Total real estate loans               32,174         84.75            24,424         88.31

Commercial business loans               2,263          5.96               623          2.25

Consumer loans:
 Automobile                             1,545          4.07               724          2.62
 Home equity and second mortgage          728          1.92             1,141          4.12
 Unsecured                                754          1.99               653          2.36
 Other                                    498          1.31                94          0.34
                                       ------         -----            ------         -----
 Total consumer loans                  $3,525          9.29%           $2,612          9.44%
                                       ------         -----

   Total loans                        $37,962        100.00%          $27,659        100.00%
                                                     ======                          ======

Less:

Loans in process                        1,011                             504
Unearned loan fees and discounts           --                              --
Allowance for loan losses                 284                             188
                                       ------                          ------

   Total loans receivable, net        $36,667                         $26,967
                                       ======                          ======

                                 Exhibit II-4
                             Net Lending Activity
                     Year Ended December 31, 1995 and 1996
                            (Dollars in Thousands)


                                                 Year Ended December 31,
                                              -----------------------------
                                                1996                 1995
                                              -----------------------------
Loans originated
----------------
Real Estate Loans:
 Residential(l)                                $12,546             $ 8,435
 Construction                                    4,044               1,215
 Commercial                                      3,576               1,338
 Acquisition and development                       600                 150
                                                ------              ------
  Total real estate loans                       17,126              11,138

 Commercial business loans                       2,417                 693

 Consumer loans:
 Automobile                                      1,480                 745
 Unsecured                                       1,004                 420
 Second mortgage and other                       2,333               1,810
  Total consumer loans                           4,817               2,975
                                                ------              ------
   Total loans originated                       28,000              14,806

Loans purchased
---------------
 Real Estate Loans:
 Residential                                       277                  87
 Construction                                       --                  --
 Commercial                                         --                  --
 Acquisition and development                        --                  --
                                                ------              ------
  Total real estate loans                          277                  87

 Commercial business loans                          --                  --
 Consumer loans                                     --                  --
                                                ------              ------
   Total loans purchased                           277                  87
                                                ------              ------

Loans sold
----------
 Whole loans                                     5,616               4,071
 Participation loans                               109                  --
                                                ------              ------
  Total loans sold                               5,725               4,071

Mortgage loan principal repayments               8,672               5,689

Other loan prepayments and change
 in unfunded loan commitments                    3,577                (470)
                                                ------              ------
   Net loan activity                            10,303               5,603
                                                                    ------

Total gross loans at end of period             $37,962             $27,659
                                                ======              ======

------------------------------------------
(1) Includes loans originated for sale.

                                 Exhibit II-5
                         Investment Securities Portfolio
                        As of December 31, 1995 and 1996
                             (Dollars in Thousands)


                                                         At December 31,
                                       --------------------------------------------------
                                                1996                       1995
                                       --------------------------------------------------

                                       Carrying     Percent of     Carrying    Percent of
                                        Value       Portfolio       Value      Portfolio
                                        -----       ---------       -----      ---------
Available for sale:
FHLMC stock                             $    9          0.19%       $    9         0.12%
U.S. Government and
  agency obligations                     1,500         30.92           999        12.79
Mortgage-backed securities                  --            --           638         8.17
                                         -----         -----         -----        -----
    Total available for sale             1,509         31.11         1,646        21.08

Held to maturity:
Certificates of deposit                     --            --           200         2.56
FHLB stock                                 512         10.55           478         6.12
U.S. Government and
  agency obligations                     1,250         25.77         3,750        48.03
Mortgage-backed securities               1,580         32.57         1,734        22.21
                                         -----         -----         -----        -----
    Total held to maturity               3,342         68.89         6,162        78.92
                                         -----         -----         -----        -----
    Total                               $4,851        100.00%       $7,808       100.00%
                                         =====        ======         =====       ======

                                 Exhibit II-6
                         Deposit Account Distribution
                       As of December 31, 1995 and 1996
                            (Dollars in Thousands)



                                                             At December 31,
                                         ----------------------------------------------------
                                                     1996                         1995
                                         -------------------------------------------------------------

                                                       Percent                 Percent
                                                          of            of      Increase
                                        Amount         Total        Amount    Total         (Decrease)
                                        ------         -----        ------    -----         ----------
Non-interest bearing demand accounts    $1,713         4.78%          $540        1.67%         $1,173
NOW accounts                             1,560         4.36          1,212        3.74             348
Passbook accounts                        4,469        12.49          4,279       13.21             190
Money market deposit accounts              153         0.43              8        0.02             145

Fixed-rate certificates which mature:

 Within 1 year                          20,623        57.62         18,117       55.92           2,506
 After 1 year, but within 2 years        3,815        10.66          5,673       17.51          (1,858)
 After 2 years, but within 5 years       3,457         9.66          2,569        7.93             888
 Certificates maturing thereafter           --           --             --          --              --
                                       -------    ---------      ---------    --------        --------

     Total                             $35,790       100.00%       $32,398      100.00%         $3,392
                                        ======       ======         ======      ======           =====

                                  Exhibit II-7
                          Short-term Borrowing Activity
                      Year Ended December 31, 1995 and 1996
                             (Dollars in Thousands)

                                                        At December 31,
                                                  ---------------------------
                                                     1996             1995
                                                  ---------------------------
FHLB-Cincinnati advances outstanding                $2,500            $500

Weighted average rate paid
   on FHLB-Cincinnati advances                        6.59%           6.15%


                                                     Year Ended December 31,
                                                  ---------------------------
                                                     1996             1995
                                                  ---------------------------
Maximum amount of FHLB-Cincinnati
   advances at any month end                        $4,400            $500

Approximate average FBLB-Cincinnati
   advances outstanding                              3,500             500

Approximate weighted average rate paid on
    FHLB-Cincinnati advances                          5.50%           5.60%

 ----------------------
(1) Computed using the weighted rates of each transaction.

                                  Exhibit IV-1
                        Pro Forma Conversion Assumptions

1. The total amount of the net conversion proceeds was fully invested at the beginning of the applicable period

2. The net conversion proceeds are invested to yield a return of 6.69%, which represents the average of the Bank's yield on interest-earning assets and interest-bearing deposits as of December 31, 1996. The combined federal and state income tax rate was assumed to be 38.0%, resulting in an after-tax yield of 4.14%.

3. It is assumed that 8.0% of the shares offered in the Conversion will be purchased by the Bank's Employee Stock Ownership Plan ("ESOP"). The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds retained by the Holding Company. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual ESOP expense is estimated based on a 10-year debt amortization period. No reinvestment is assumed on proceeds used to fund the ESOP.

4. It is assumed that 4.0% of the shares offered in the Conversion will be purchased in the open market by the Bank's Management Recognition Plan and Trust ("MRP"). The MRP is subject to stockholder approval and is expected to be adopted following the consummation of the Conversion. Pro forma adjustments have been made to earnings and equity to reflect the impact of the MRP. The annual MRP expense is estimated based on a 5-year vesting period. No reinvestment is assumed on proceeds used to fund the MRP.

5. Conversion expenses are estimated at $300,000. Actual expenses may vary from this estimate and will depend, among other factors, on the payment of marketing fees related to the percentages and total number of shares sold in different phases of the offering.

6. The number of shares outstanding for purposes of calculating earnings per share is adjusted to reflect the shares assumed to held by the ESOP not committed to be released within the first year following the Conversion.

7. No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Conversion.

                                  Exhibit IV-2
                            Pro Forma Valuation Range
                  (Dollars in Thousands, Except Per Share Data)


                                                                                                      Adjusted
                                                   Minimum         Midpoint          Maximum           Maximum
---------------------------------------------------------------------------------------------------------------
  Shares offered                                   280,500          330,000          379,500           436,425
  Offering price                                    $10.00           $10.00           $10.00            $10.00
---------------------------------------------------------------------------------------------------------------
  Gross proceeds                                    $2,805           $3,300           $3,795            $4,364
  Less:  estimated expenses                          (300)            (300)            (300)             (300)
                                                     -----            -----            -----             -----
         Estimated net proceeds                     $2,505           $3,000           $3,495            $4,064
---------------------------------------------------------------------------------------------------------------
  Net Income:
         Year ended December 31, 1996                 $138             $138             $138              $138
         Pro forma income on net proceeds               90              108              126               147
         Pro forma ESOP adjustment                    (14)             (16)             (19)              (22)
         Pro forma MRP adjustment                     (14)             (16)             (19)              (22)
                                                      ----             ----             ----              ----
             Pro forma net income                     $200             $213             $226              $241
                                                      ----             ----             ----              ----
             Pro forma net income per share           0.77             0.70             0.64              0.60
---------------------------------------------------------------------------------------------------------------
  Core Income:
         Year ended December 31, 1996                 $257             $257             $257              $257
         Pro forma income on net proceeds               90              108              126               147
         Pro forma ESOP adjustment                    (14)             (16)             (19)              (22)
         Pro forma MRP adjustment                     (14)             (16)             (19)              (22)
                                                      ----             ----             ----              ----
             Pro forma core income                    $319             $332             $345              $361
                                                      ----             ----             ----              ----
             Pro forma core income per share          1.23             1.08             0.98              0.89
---------------------------------------------------------------------------------------------------------------
 Total Equity at December 31, 1996                  $2,450           $2,450           $2,450            $2,450
         Net proceeds                                2,505            3,000            3,495             4,064
         Less:  ESOP purchase                        (224)            (264)            (304)             (349)
         Less:  MRP purchase                         (112)            (132)            (152)             (175)
                                                     -----            -----            -----             -----
             Pro forma stockholders' equity         $4,618           $5,054           $5,490            $5,991
                                                   -------          -------          -------            ------
             Pro forma book value                   $16.46           $15.32           $14.47            $13.73
---------------------------------------------------------------------------------------------------------------
 Tangible Equity at December 31, 1996               $2,450           $2,450           $2,450            $2,450
         Net proceeds                                2,505            3,000            3,495             4,064
         Less:  ESOP purchase                        (224)            (264)            (304)             (349)
         Less:  MRP purchase                         (112)            (132)            (152)             (175)
                                                     -----            -----            -----             -----
             Pro forma stockholders' equity         $4,618           $5,054           $5,490            $5,991
                                                   -------          -------          -------           ------
             Pro forma tangible book value          $16.46           $15.32           $14.47            $13.73
---------------------------------------------------------------------------------------------------------------
 Total Assets at December 31, 1996                 $44,121          $44,121          $44,121           $44,121
         Net proceeds                                2,505            3,000            3,495             4,064
         Less:  ESOP purchase                        (224)            (264)            (304)             (349)
         Less:  MRP purchase                         (112)            (132)            (152)             (175)
                                                     -----            -----            -----             -----
             Pro forma total assets                $46,289          $46,725          $47,161           $47,662
---------------------------------------------------------------------------------------------------------------
 Pro Forma Valuation Ratios:
         Price / LTM EPS                              13.0             14.4             15.6              16.8
         Price / Core EPS                              8.2              9.2             10.2              11.2
         Price / Book Value                          60.7%            65.3%            69.1%             72.8%
         Price / Tangible Book                       60.7%            65.3%            69.1%             72.8%
         Price / Assets                              6.06%            7.06%            8.05%             9.16%
---------------------------------------------------------------------------------------------------------------

                                  Exhibit IV-3
                          Pro Forma Conversion Analysis
                          Security Federal Savings Bank
                     Financial Data as of December 31, 1996


Valuation Parameters                     Symbol                       Data
--------------------                     ------                       ----
Net income                                 Y                      $   138,000
Core income                                Y                          257,000
Net worth                                  B                        2,450,000
Tangible net worth                         B                        2,450,000
Total assets                               A                       44,121,000
Expenses in Conversion                     X                          300,000
Other proceeds not reinvested              O                          396,000
ESOP purchase                              E         8.0%             264,000
ESOP expense (pre-tax)                     F        10.0%              26,400
MRP purchase                               M         4.0%             132,000
MRP expense (pre-tax)                      N        20.0%              26,400
Re-investment rate (after-tax)             R                            4.14%
Tax rate                                   T                           38.00%
Shares for EPS                             S                           92.80%

Pro Forma Midpoint Ratios
-------------------------
Price / earnings                          P/E                           14.36
Price / core earnings                     P/E                            9.22
Price / book value                        P/B                          65.29%
Price / tangible book                     P/B                          65.29%
Price / assets                            P/A                           7.06%


Pro Forma Midpoint Calculation                                                                                         Based on
------------------------------                                                                                         --------
                               V    =     (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))       =       $3,297,106            [LTM earnings]
                                          -----------------------------------
                                                   1 - (P/E / S) * R

                               V    =     (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))       =       $3,300,751            [Core earnings]
                                          -----------------------------------
                                                   1 - (P/E / S) * R

                               V    =            P/B * (B - X - E - M)              =       $3,299,299            [Book value]
                                                 ---------------------
                                                        1 - P/B

                               V    =            P/B * (B - X - E - M)              =       $3,299,299            [Tangible book]
                                                 ---------------------
                                                        1 - P/B

                               V    =            P/A * (B - X - E - M)              =       $3,298,693            [Total assets]
                                                 ---------------------
                                                        1 - P/A


Pro Forma Valuation Range                                                                    Shares                        Price
-------------------------                                                                    ------                        -----
Midpoint                                 =  $3,300,000                                        330,000                      $10.00
Minimum                                  =  $3,300,000  x  0.85  =  $2,805,000                280,500                      $10.00
Maximum                                  =  $3,300,000  x  1.15  =  $3,795,000                379,500                      $10.00
Adj. Max.                                =  $3,795,000  x  1.15  =  $4,364,250                436,425                      $10.00